THIS AGREEMENT is made the 1st day of March 2012

BETWEEN:

(1)	KNIGHT FRANK LLP (registration number OC305934) whose registered office is at 55 Baker Street London W1U 8AN (“KF”); and

(2)	YELP UK LIMITED (registration number 06762006) whose registered office is at 5 St. John’s Lane, London EC1M 4BH (“YELP”).

WHEREAS:

(1)	KF AND YELP have today entered into an Underlease (“the Underlease”) of premises at Part 4th Floor, 55 Baker Street, London W1 (“the Premises”)

(2)	KF have agreed to provide certain computer related services to YELP without prejudice to the provisions of the Underlease on the terms set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.	KF will locate in a place reasonably determined by KF from time to time within their computer equipment room (CER), which is situated on the fourth floor at 55 Baker Street aforesaid, one rack (“Rack”) provided by KF of the size and type specified by KF (Meridian Zero5 series) with a width not over 800 millimetres for housing YELP computers and systems, containing up to 2 power distribution units (“PDU”) with KW readings as reasonably specified by KF.

2.	Equipment

	2.1	KF will permit YELP to locate computers and associated systems (“Computers”) within the Rack provided that the Computers do not initially require in aggregate more than 10/12 amps of power

	2.2	KF will also permit YELP to locate four / five Switches each of no more than 2U in one of KF’s racks (selected at KF’s discretion, acting reasonably) within its Satellite Equipment Room (“SER”)

	2.3	YELP shall patch from KF’s existing patching frames to YELP switches under the supervision of KF

	2.4	YELP and its authorised representatives shall be entitled to access patch panels and modify the patching of cables terminating in or pertaining to its Computers and Premises, subject to the access provisions set out in Clause 5.

	2.5	KF will permit YELP to utilise the structured cabling in the Premises (“Structured Cabling”) provided that YELP accept that Structured Cabling in its present condition and YELP accept that no warranty or representation expressed or implied whatsoever is given by KF as to the state or condition or fitness of the Structured Cabling for any purpose and YELP shall not be entitled to make any complaint or claim whatsoever in respect thereof

	2.6	KF will (subject to prior agreement) permit YELP to make agreed modifications to the GOP locations of the Structured Cabling as may reasonably be required by YELP (“Communications Works”).

3.	YELP and (subject to clause 15) its successors in title shall be entitled to use the Rack throughout the term of the Underlease free of charge save that YELP shall pay to KF the following

	3.1	The sum of £550 per month payable quarterly in advance; and

3.2	Such additional or reduced sum as the parties shall reasonably calculate each year to reflect any variation at cost in the price of electricity or the amount of electricity imputed as used by the Computers calculated from the PDU in the Rack, payable on submission of invoice (and for the avoidance of doubt, the cost of electricity as at the date of this Agreement has been included in the sum referred to in clause 3.1).

3.3	Fees of KF staff calculated at the rate of £40 per hour of attendance (calculated on a pro rata basis in units of 15 minutes for any period of less than an hour) for any separately fulfilled requests for access in excess of 10 in any month pursuant to Clauses 5.2 and 5.3 (out of which there can be a maximum of 2 requests in any calendar month under clause 5.3) and in excess of two in a six month period pursuant to clause 5.4 (the first such period commencing on 1 March 2012) invoiced monthly in arrears, provided that YELP shall not be required to pay any additional charges for access reasonably required for the period of one month following the date of commencement of the Communications Works.

3.4	All sums are exclusive of VAT and all invoices are due for payment within 28 days of the date of invoice.

PROVIDED THAT in the event that KF plan major scheduled works to the SER or CER, YELP shall be permitted access in addition to the above without additional charge.

4.	YELP shall observe all such rules and regulations as KF shall reasonably and properly impose from time to time in relation to the use of the CER and SER and the equipment within the CER and SER.

5.	KF will use all reasonable endeavours to allow YELP access to the CER and SER which must be accompanied at all times by a representative of KF and subject to the following provisions:

	5.1	YELP will provide a list of authorised personnel and their contact details who will have access to CER and SER. This list may be updated from time-to-time.

	5.2	During standard working hours which are Monday to Friday from 08h00 to 18h00 and exclude UK public holidays, and general office closure during the Christmas/New Year period, YELP’s authorised personnel can request access to the CER and SER by calling the Knight Frank Service Desk (+44 20 7861 1766) and receiving a call reference number. Access will wherever reasonably possible be provided within 1 hour from when the request is received by Knight Frank Service Desk.

	5.3	Planned after hours access, defined as outside standard working hours, should be prearranged by providing no less than 48 hours notice to the Knight Frank Service Desk. Such notice to be provided during working hours.

	5.4	Emergency access can be arranged by calling Knight Frank’s out-of-hours support contacts (a list of which will be provided). Such access to be provided as soon as practicable with a target response time of under one hour and within four hours.

6.	KF shall have no responsibility for the Computers or any other property of YELP within the CER or SER save to the extent that any damage is caused by the acts or omissions of KF which shall be located there entirely at the risk of YELP and accordingly prior to use of the Rack, or storage of any computers YELP shall:

	6.1	procure all risks property insurance covering all of YELP’s property located within the CER or within the SER

	6.2	at the request of KF, YELP shall provide KF with a certificate of insurance demonstrating that YELP has obtained the necessary insurance cover.

In the same way, YELP shall have no responsibility for damage caused to any property of KF within the CER or SER save to the extent that any damage is caused by the acts or omissions of YELP.

7.	KF shall operate a defined set of access procedures to allow only its authorised personnel to enter the CER and SER and only suitably qualified personnel to operate its systems and facilities therein. A copy of these defined procedures and any updates thereto shall be provided to YELP.

8.	KF will use all reasonable endeavours to provide photo logs of access to the CER in the event of an incident or problem with the Computers which requires further investigation. Such request to be made in writing by YELP within five days of the event.

9.	Notwithstanding any other provision in this Agreement, neither party shall be liable for any damages for loss of profits, loss of revenue, loss of goodwill, loss of data or interference with business or for the cost of purchasing replacement services or for any indirect incidental special consequential exemplary or punitive damages whether or not caused by the acts or omissions or negligence of its employees, agents or landlord and regardless of whether such party has been informed of the possibility of the likelihood of such damages.

10.	Nothing in this Agreement shall be construed as limiting the liability of either party for personal injury or death resulting from the negligence of that party or its employees.

11.	Neither party shall interfere with, modify, disconnect or terminate or perform any other action in relation to structured cabling or otherwise which might invalidate the manufacturers’ and installers’ warranty or in any way interfere with any equipment of the other party or impede the operation of the air-conditioning and power supply to any such equipment.

12.	KF personnel will not operate, alter or adjust YELP Computers or cabling connections without the presence of a YELP representative unless such action is required due to an immediate hazard. Following such an event, YELP’s nominated official will be immediately notified in writing.

13.	Removal of Equipment

	13.1	Forthwith upon the termination of the Underlease or prior termination of this Agreement YELP shall remove all of its equipment from the CER and SER within 5 business days

	13.2	If YELP fails to remove its equipment within 5 business days thereafter KF may at YELP’s sole cost and expense disconnect, remove and store or dispose of YELP’s equipment without prior notice.

	13.3	YELP shall pay all costs and expenses properly incurred associated with KF’s disconnection, removal, disposal and storage of YELP’s equipment and KF will not be liable for any loss or damage incurred by YELP arising out of such disconnection, removal, storage or disposal of YELP’s equipment.

14.	Neither party shall be in breach of this Agreement nor liable for any failure or delay in performance of any obligations under this Agreement arising from or attributable to acts, events, omissions or accidents beyond its reasonable control, including but not limited to any of the following:-

	a)	Acts of God including but not limited to fire, flood, earthquake, wind, storm or other natural disaster;

	b)	Terrorist attack, civil war, civil commotion or riots.

	c)	Interruption or failure of utility service including but not limited to electric, power gas or water.

15.	This Agreement may be terminated as follows:-

	15.1	Either party may terminate this Agreement without liability to the other immediately by giving written notice to the other party if;

		a)	The other party fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than 21 days after being notified in writing to make such payments; or

		b)	The other party commits a material breach of any material term of this Agreement and (if such breach is remediable) fails to remedy that breach within a period of 21 days after being notified in writing to do so;

	15.2	YELP may terminate this Agreement at any time by serving not less than one month’s notice in writing upon KF.

	15.3	KF may terminate this Agreement forthwith if any of the events set out in clause 9 of the Underlease shall occur and KF shall repay to YELP any sums paid in advance within 14 days of the date of termination.

16.	Assignment

	16.1	YELP shall not be entitled to assign, transfer, mortgage charge or deal in any manner with this Agreement or any of its rights or obligations under this Agreement without the express written consent of KF which shall not be withheld in the case of an assignee to whom the Underlease has been assigned or a subtenant of the whole of the Premises pursuant to an assignment of the Underlease or an underletting of the whole (as applicable) which takes place with KF’s consent in accordance with the terms of the Underlease. The rights of YELP under this Agreement may be exercised by a group company of YELP (as such term is defined in clause 3.9.12 of the Underlease) lawfully in occupation of the Premises pursuant to the Underlease.

	16.2	KF shall be required to assign or transfer this Agreement or any of its rights or obligations under this Agreement to any party from time to time entitled to possession of the Premises when the Underlease comes to an end and such party shall be required to enter into a deed of novation with KF and YELP in respect of KF’s obligations under this Agreement.

17.	KF make no warranties or representations expressed or implied whatsoever that the supply or power, air-conditioning or other services to the CER or the SER will be uninterrupted.

18.	Any dispute arising out of this Agreement shall be referred to an independent expert for determination who shall be agreed between the parties or in default nominated upon the application of either party by the President for the time being of the Institute of Chartered Accountants whose decision shall be final and binding on the parties.

19.	This Agreement shall be governed by and construed in accordance with English law and any dispute shall be referred to the non-exclusive jurisdiction of the English courts.

20.	No relationship of Landlord and Tenant is intended to be created by the parties to this Agreement.

	21	No party shall have any rights under this Agreement under the Contracts (Rights of Third Parties) Act 1999.

	22	This agreement may be signed in two counterparts, each of which is an original and which, together, have the same effect as if each party had signed the same document

AS WITNESS the hands of the parties hereto

Signed by 2 duly authorised	)
Members for and on behalf	)
of Knight Frank LLP	)
Member

Member

Dated

1st March 2012

Underlease

relating to

Part 4th Floor (South Block), 55 Baker Street, London W1U 8AN

between

Knight Frank LLP

and

Yelp UK Limited

CONTENTS

1 DEFINITIONS AND INTERPRETATION	3
2 DEMISE	10
3 THE TENANT’S COVENANTS	11
4 QUIET ENJOYMENT	28
5 THE HEADLEASE	28
6 THE LANDLORD’S COVENANTS	28
7 INSURANCE	29
8 GUARANTEE PROVISIONS	32
9 FORFEITURE	34
10 MISCELLANEOUS	35
11 BREAK CLAUSE	38
SCHEDULE 1: THE RIGHTS GRANTED	39
SCHEDULE 2: THE RIGHTS RESERVED	40
SCHEDULE 3: THE OFFICE COVENANTS	42
SCHEDULE 4: THE SUBJECTIONS	43
SCHEDULE 5: THE AUTHORISED GUARANTEE AGREEMENT	44

THIS LEASE is made the 1st day of March 2012

BETWEEN:

(1)	KNIGHT FRANK LLP (registration number OC305934) whose registered office is at 55 Baker Street, London W1U 8AN (‘the Landlord’); and

(2)	YELP UK LIMITED (registration number 06762006) whose registered office is at 5 St. John’s Lane, London EC1M 4BH (‘the Tenant’).

NOW THIS DEED WITNESSES as follows:

1	DEFINITIONS AND INTERPRETATION

For all purposes of this Sublease the terms defined in this clause have the meanings specified.

1.1	‘the Adjoining Conduits’

‘the Adjoining Conduits’ means the pipes, sewers, drains, mains, ducts, conduits, gutters, watercourses, wires, cables, laser optical fibres, data or impulse transmission, communication or reception systems, channels, flues and all other conducting media including any fixings, louvres, cowls, covers and other ancillary apparatus that are in, on, over or under any adjoining property of the Landlord that serve the Premises.

1.2	‘adjoining property of the Landlord’

References to ‘adjoining property of the Landlord’ are references to each and every part of any neighbouring or adjoining land including the rest of the Headlease Premises and the rest of the Building in which the Landlord or the Head Landlord, or a company that is a member of the same group as the Landlord or the Head Landlord within the meaning of the 1954 Act Section 42, has or during the Term acquires an interest or estate.

1.3	‘the Building’

‘the Building’ means 55 Baker Street, London W1 and registered under the Land Registry under title number LN153076 and LN162010 edged blue on plan 1 in the Headlease.

1.4	‘the Common Parts’

‘the Common Parts’ means the Office Common Parts and the Building Common Parts which terms shall bear the same meaning as in the Headlease

1.5	‘the Conduits’

‘the Conduits’ means the pipes, sewers, drains, mains, ducts, conduits, gutters, watercourses, wires, cables, laser optical fibres, data or impulse transmission, communication or reception systems, channels, flues and all other conducting media including any fixings, louvres, cowls, covers and any other ancillary apparatus that are in, on, over or under the Premises.

1.6	‘the Term’

‘the Term’ means 5 years commencing on and including the date hereof.

1.7	‘development’

References to ‘development’ are references to development as defined by the Town and Country Planning Act 1990 Section 55.

1.8	Gender and number

Words importing one gender include all other genders; words importing the singular include the plural and vice versa.

1.9	‘the Head Landlord’s Expenses’

‘the Head Landlord’s Expenses’ means LANDLORD’S EXPENSES as defined in clause 1 of the Headlease.

1.10	Headings

The clause, paragraph and schedule headings and the table of contents do not form part of this document and are not to be taken into account in its construction or interpretation.

1.11	‘the Headlease’

‘the Headlease’ means the lease under which the Landlord holds the Headlease Premises dated 7th April 2009 and made between (1) London & Regional (Baker Street) Limited (‘the Head Landlord’) and (2) the Landlord for a term commencing on 2nd June 2008 and expiring on 23 June 2028

1.12	‘the Headlease Premises’

‘the Headlease Premises’ means all the fourth floor of the South Wing of the Building.

1.13	‘the Initial Rent’

‘The Initial Rent’ means £786968 per annum save that from 1st March 2014 to 30th April 2014  and from 1st March 2015 to 30th April 2015 and from 1st March 2016 to 30 April 2016 the Initial Rent shall be a peppercorn if demanded.

1.14	‘the Insurance Rent’

‘the Insurance Rent’ means the Insurance Rent as defined in the Headlease payable to the Head Landlord by the Landlord in respect of the gross sums including any commission that the Head Landlord from time to time pays

1.14.1	by way of premium for insuring the Building and all plant and equipment serving the Building, including insuring for loss of rent, in accordance with his obligations contained in the Headlease,

1.14.2

by way of premium for insuring in such amount and on such terms as the Head Landlord acting reasonably considers appropriate against property owners liability and such other insurance the Landlord may effect pursuant to clause 7.1 of the Headlease, and

1.14.3	for insurance valuations and inspections at appropriate intervals.

1.15	‘Interim Service Charge’

‘Interim Service Charge’ shall have the same meaning as in the Headlease.

1.16	‘the Insured Risks’

‘the Insured Risks’ shall have the same meaning as in the Headlease.

1.17	‘interest’

References to ‘Interest’ are references to interest payable during the period from the date on which the payment is due to the date of payment, both before and after any judgment, at the Interest Rate then prevailing decided on by the Landlord acting reasonably.

1.18	‘the Interest Rate’

‘the Interest Rate’ means the rate of 4% above the base lending rate of National Westminster Bank Plc or such other bank as the Landlord may from time to time nominate in writing.

1.19	Interpretation of ‘the Building’

The expression ‘the Building’, where the context so admits, includes any other adjoining property of the Landlord or the Head Landlord constructed or adapted to form part of the Building.

1.20	Interpretation of ‘consent’ and ‘approved’

	1.20.1	Prior written consent or approval

References to ‘consent of the Landlord’ or words to similar effect are references to a prior written consent signed by or on behalf of the Landlord and references to the need for anything to be ‘approved by the Landlord’ or words to similar effect are references to the need for a prior written approval by or on behalf of the Landlord.

	1.20.2	Consent or approval of mortgagee or head landlord

To the extent that this is not already expressly provided for by this Sublease, any provisions in this Sublease referring to the consent or approval of the Landlord are to be construed as also requiring the consent or approval of any mortgagee of the Premises or receiver the Head Landlord and the landlord of any superior interest in the Premises where that consent is required. Nothing in this Sublease is to be construed as imposing any obligation on a mortgagee or Head Landlord or other party not to refuse any such consent or approval unreasonably.

1.21	Interpretation of ‘the Guarantor’

The expression ‘the Guarantor’ includes any person who enters into covenants with the Landlord pursuant to clause 3.9.4.1 CONDITIONS or clause 3.20 REPLACEMENT GUARANTOR.

1.22	Interpretation of ‘the Head Landlord’

The expression ‘the Head Landlord’ includes his successors in title.

1.23	Interpretation of ‘the Landlord’

The expression ‘the Landlord’ includes the person or persons from time to time entitled to possession of the Premises when this Sublease comes to an end.

1.24	lnterpretatlon of ‘the last year of the Term’ and ‘the end of the Term’

References to ‘the last year of the Term’ are references to the actual last year of the Term however it determines, and references to the ‘end of the Term’ are references to the end of the Term whenever and however it determines.

1.25	Interpretation of ‘this Sublease’

The expression ‘this Sublease’ includes, unless expressly stated to the contrary, any document supplemental to or collateral with this document or entered into in accordance with this document.

1.26	Interpretation of ‘the Tenant’

‘the Tenant’ includes any person who is for the time being bound by the tenant covenants of this Sublease.

1.27	Joint and several liability

Where any party to this Sublease for the time being comprises two or more persons, obligations expressed or implied to be made by or with that party are deemed to be made by or with the persons comprising that party jointly and severally.

1.28	‘the Liability Period’

‘the Liability Period’ means

1.28.1

in the case of any guarantor required pursuant to clause 3.9.4.1 CONDITIONS, the period during which the relevant assignee is bound by the tenant covenants of this Sublease together with any additional period during which that assignee is liable under an authorised guarantee agreement,

1.28.2	in the case of any guarantor under an authorised guarantee agreement, the period during which the relevant assignee is bound by the tenant covenants of this Sublease, and

1.28.3

in the case of any guarantor required pursuant to clause 3.9.7.6 TERMS OF A PERMITTED SUBUNDERLEASE, the period during which the relevant assignee of the subunderlease is bound by the tenant covenants of that subunderlease.

1.28.4	in the case of any guarantee given pursuant to clause 8, the period during which the Tenant is bound by the Tenant covenants of this Sublease.

1.29	‘losses’

References to ‘losses’ are references to liabilities, damages or losses, awards of damages or compensation, penalties, costs, disbursements and expenses properly arising from any claim, demand, action or proceedings.

1.30	‘the 1954 Act’

‘the 1954 Act’ means the Landlord and Tenant Act 1954 and all statutes, regulations and orders included by virtue of clause 1.44 REFERENCES TO STATUTES.

1.31	‘the 1995 Act’

‘the 1995 Act’ means the Landlord and Tenant (Covenants) Act 1995 and all statutes, regulations and orders included by virtue of clause 1.44 REFERENCES TO STATUTES.

1.32	Obligation not to permit or suffer

Any covenant by the Tenant or the Landlord not to do anything includes an obligation not to permit or suffer that thing to be done by another person.

1.33	‘the Office Covenants’

‘the Office Covenants’ means the covenants set out in schedule 3 THE OFFICE COVENANTS.

1.34	‘other buildings’

References to ‘other buildings’ are references to the buildings now or at any time during the Term erected on any adjoining property of the Landlord.

1.35	Plant

Plant shall have the same meaning as in the Headlease.

1.36	‘the Permitted Hours’

‘the Permitted Hours’ means 24 hours per day, 7 days a week

1.37	‘the Plan’

‘the Plan’ means the plan annexed to this Sublease.

1.38	‘the Planning Acts’

‘the Planning Acts’ means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004 and all statutes, regulations and orders included by virtue of clause 1.44 REFERENCES TO STATUTES.

1.39	‘the Premises’

	1.39.1	Definition of ‘the Premises’

‘the Premises’ means all that part of the Fourth floor of the Building shown edged red on the Plan.

	1.39.2	Interpretation of ‘the Premises’

The expression ‘the Premises’ includes

	1.39.2.1	the floor and ceiling finishes, but not any other part of the floor slabs and ceiling slabs that bound the Premises,

	1.39.2.2	the inner half severed medially of the internal non-loadbearing walls that divide the Premises from any other premises,

	1.39.2.3	the interior plaster and decorative finishes of all walls bounding the Premises,

	1.39.2.4	the doors and door frames together with the internal faces of the windows and window frames at the Premises,

	1.39.2.5	all additions and improvements to the Premises,

	1.39.2.6	all the landlord’s fixtures and fittings and fixtures of every kind that are from time to time in or on the Premises and the Conduits exclusively sewing the Premises,

	1.39.2.7	but excludes external windows and their frames and all external structural or loadbearing walls columns beams and supports (whether or not shown within the red edging on the Plan) all Plant and all tenant’s and trade fixtures and fittings,

Unless the contrary is expressly stated, ‘the Premises’ includes any part or parts of the Premises.

1.40	‘Landlord’s Furniture’

‘Landlord’s Furniture’ means the furniture listed in the inventory of office furniture annexed hereto.

1.41	References to clauses and schedules

Any reference in this document to a clause, paragraph or schedule without further designation is to be construed as a reference to the clause, paragraph or schedule of this document so numbered.

1.42	References to rights of access

References to any right of the Landlord to have access to the Premises are to be construed as extending to the Head Landlord and all other landlords of any superior interest and any mortgagee of the Premises where the headlease or mortgage or other lease grants such rights of access to the Head Landlord or other landlord or mortgagee and to all persons authorised in writing by the Landlord and any head landlord or other landlord or mortgagee, including agents, professional advisers, contractors, workmen and others.

1.43	References to statutes

Unless expressly stated to the contrary, any reference to a specific statute includes any statutory extension or modification, amendment or re-enactment of that statute and any regulations or orders made under it, and any general reference to a statute includes any regulations or orders made under that statute.

1.44	‘the Rent’

From and including the Rent Commencement Date ‘the Rent’ means the Initial Rent. ‘The Rent’ does not include the Insurance Rent and the Service Charge Rent, but the term ‘the Lease Rents’ means the Rent, the Insurance Rent and the Service Charge Rent.

1.45	‘the Rent Commencement Date’

‘The Rent Commencement Date’ means 15th June 2012

1.46	Rights exercisable by the Head Landlord and any mortgagee

To the extent that this is not already expressly provided for by this Sublease references to any right exercisable by the Landlord, or any right exercisable by the Tenant in common with the Landlord, is to be construed as including, where appropriate, reference to the exercise of the right by the Head Landlord and any mortgagee of the Premises or the landlord of any superior interest in the Premises and all persons authorised by the Landlord or the Head Landlord or mortgagee (including agents, professional advisers, contractors, workmen and others) or such other person in common with all other persons having a like right.

1.47	‘the Service Charge’

‘the Service Charge’ means the Service Charge and Interim Service Charge as defined in the Headlease.

1.48	‘the Service Charge Rent’

‘the Service Charge Rent’ means the amount payable by the Tenant pursuant to clause 2.3 in respect of the Service Charge

1.49	‘the Services’

‘the Services’ shall have the same meaning as in the Headlease.

1.50	‘the Surveyor’

‘the Surveyor’ means any suitably qualified person or firm appointed by the Landlord who shall act in a professional manner. The Surveyor may be an employee of the Landlord or a company that is a member of the same group as the Landlord within the meaning of the 1954 Act Section 42. The expression ‘the Surveyor’ includes the person or firm appointed by the Landlord to collect the Lease Rents.

1.51	‘Schedule of Condition’

‘Schedule of Condition means the schedule of condition attached hereto

1.52	Terms from the 1995 Act

Where the expressions ‘landlord covenants’, ‘tenant covenants’, or ‘authorised guarantee agreement’ are used in this Sublease they are to have the same meaning as is given by the 1995 Act Section 28(1).

1.53	‘Uninsured Risks’

Uninsured Risks shall have the same meaning as in the Headlease.

1.54	‘VAT’

‘VAT’ means value added tax or any other tax of a similar nature and unless otherwise expressly stated all references to rents or other sums payable by the Tenant are exclusive of VAT.

1.55	‘the Service Charge Cap’

‘the Service Charge Cap’ means:-

(a) for the period commencing on and including the date of commencement of the Term until the expiry of the Accounting Period (as defined in the Headlease) ending in 2012, the sum of £175662.50 per annum apportioned on a daily basis as to any period of less than one year; and

(b) for each subsequent Accounting Period (but apportioned on a daily basis as to any such Accounting Period as is less than one year) the annual sum being the greater of:

(i) £175662.50 ; and

(ii) the sum calculated in accordance with the following formula

SCC = S x A B

where:

SCC = the Service Charge Cap for the relevant Accounting Period

S =

A = the figure shown in the All-items Retail Prices Index published by the Office for the National Statistics (or any successor ministry or government department) (“the Index”) for the month immediately preceding the commencement of the relevant Accounting Period

B = the figure of the Index for the month of December 2011

Provided always that:

	(c)	if the reference base used to compile the Index shall change after the date of this Sublease the figure taken to be shown in the Index after the change shall be the figure which would have been shown in the Index if the reference base current at the date of this Sublease had been retained;

	(d)	if it becomes impossible by reason of any change after the date of this Sublease in the method used to compile the index for any reason whatsoever to calculate A by reference to the Index or if any dispute or question whatever shall arise with respect to the amount of the Service Charge Cap or the construction or effect of this definition clause the determination of the Service Charge Cap or other matter in dispute shall be determined by an arbitrator to be appointed either by agreement between the Landlord and the Tenant or in the absence of agreement by the President for the time being of the Royal Institution of Chartered Surveyors (or his duly appointed deputy or any person authorised by him to make appointments on his behalf) on the application of either the Landlord or the Tenant being deemed to be a submission to arbitration within the meaning of the Arbitration Act 1996 who shall have full power to determine on such dates as he shall deem apposite what would have been the change (whether an increase or a decrease) in the Index had it continued on the basis and in view of the information assumed to be available for the operation of the Service Charge Cap or (if that determination shall also be impossible) shall determine a reasonable Service Charge Cap for the Premises on such dates having regard to the purposes and intent of the provisions of this definition clause for the review of the Service Charge Cap provided that the fees of such person including the cost of his appointment shall be borne equally by the Landlord and Tenant.

2	DEMISE

The Landlord lets the Premises to the Tenant with full title guarantee, together with the rights specified in schedule 1 THE RIGHTS GRANTED but excepting and reserving to the Landlord and the Head Landlord the rights specified in schedule 2 THE RIGHTS RESERVED, to hold the Premises to the Tenant for the Term, subject to all rights, easements and privileges reserved to the Head Landlord by and the restrictions, covenants and stipulations contained in the Headlease and any matters contained or referred to in schedule 4 THE SUBJECTIONS, yielding and paying to the Landlord

2.1	the Rent, without any deduction or set-off, by equal quarterly payments in advance on the usual quarter days in every year and proportionately for any period of less than a year, the first such payment, a proportionate sum in respect of the period from and including the Rent Commencement Date to and including the day before the quarter day next after the Rent Commencement Date to be paid on the date of this document, and

2.2	by way of further rent, a fair and proper proportion reasonably attributable to the Premises to be determined by the Surveyor of the Insurance Rent, payable within 10 days of written demand in accordance with clause 7.2 PAYMENT OF THE INSURANCE RENT, and

2.3	by way of further rent, a fair and proper proportion reasonably attributable to the Premises to be determined by the Surveyor of the Service Charge, (including any sums payable on account or by way of adjustment) within 14 days of written demand as and when the same becomes due from the Landlord to the Head Landlord in accordance with the terms of the Headlease, the first such payment, being a proportionate on account sum in respect of the period from and including the date of commencement of the term to and including the day before the quarter day next hereafter, to be paid on the date of this document provided that the total amount payable by the Tenant in any Accounting Period under this clause 2.3 (excluding any payment or costs in respect of utilities whether in or relating to the Premises or the Common Parts) net of VAT shall not exceed the Service Charge Cap, and

2.4	at the same time as the sum on which it is charged any VAT which may be properly chargeable on any of the Lease Rents or other sums reserved or chargeable under this Lease.

3	THE TENANT’S COVENANTS

The Tenant covenants with the Landlord to observe and perform the requirements of this clause 3.

3.1	Rent

	3.1.1	Payment of the Lease Rents

The Tenant must pay the Lease Rents on the days and in the manner set out in this Sublease, and must not exercise or seek to exercise any right or claim to withhold rent, or any right or claim to legal or equitable set-off (save as required by law).

	3.1.2	Payment by banker’s order

If so required in writing by the Landlord, the Tenant must pay the Lease Rents by banker’s order or credit transfer to any bank and account in the United Kingdom that the Landlord nominates in writing from time to time giving the Tenant not less than 21 days notice.

3.2	Outgoings and VAT

	3.2.1	Outgoings exclusive to the Premises

The Tenant must pay, and must indemnify the Landlord against

3.2.1.1

all rates, taxes, assessments, duties, charges, impositions and outgoings that are now or may at any time during the Term be properly charged, assessed or imposed upon the Premises or on the owner or occupier of them, excluding any payable by the Landlord or Head Landlord occasioned by receipt of the Lease Rents or by any disposition of or dealing with the reversion to this Sublease provided that if the Landlord suffers any loss of rating relief that may be applicable to empty premises after the end of the Term because the relief has been allowed to the Tenant in respect of any period before the end of the Term then the Tenant must make good such loss to the Landlord, and

	3.2.1.2	all VAT that may from time to time be properly charged on the Lease Rents or other sums payable by the Tenant under this Sublease on receipt of a valid VAT invoice from the Landlord addressed to the Tenant, and

	3.2.1.3	all VAT incurred in relation to any costs that the Tenant is obliged to pay or in respect of which he is required to indemnify the Landlord or the Head Landlord under the terms of this Sublease, save where such VAT is recovered or set off by the Landlord or the Head Landlord as input tax.

	3.2.2	Outgoings assessed on the Premises and of other property

The Tenant must pay, and must indemnify the Landlord against, the proportion reasonably attributable to the Premises to be determined from time to time by the Surveyor, of all rates, taxes, assessments, duties, charges, impositions and outgoings that are now or at any time during the Term may be charged, assessed or imposed on the Premises together with any other property, including any adjoining property of the Landlord, or on their owners or occupiers excluding any payable by the Landlord or Head Landlord occasioned by receipt of the Lease Rents or by any disposition of or dealing with the reversion to this Sublease.

3.3	Cost of services consumed

	3.3.1	The Tenant must pay to the suppliers, and indemnify the Landlord and the Head Landlord against, all proper charges for, water, gas, telecommunications and other services consumed or used at or in relation to the Premises by the Tenant or any other permitted occupier, including meter rents and standing charges, and must comply with the lawful requirements and regulations of their respective suppliers.

	3.3.2	The Tenant must pay to the Landlord within 14 days of written demand the proportion reasonably and properly attributable to the Premises to be determined from time to time by the Surveyor, of the electricity consumed on the fourth floor of the Building.

3.4	Repair, cleaning and decoration

	3.4.1	Repair of the Premises

Subject to the provisions of clause 3.4.8 the Tenant must keep the Premises (including for the avoidance of doubt the landlord’s fixtures and fittings) in good and substantial repair and condition, except for damage caused by one or more of the Insured Risks or Uninsured Risks save to the extent that the insurance money is irrecoverable due to any act or default of the Tenant or anyone at the Premises expressly or by implication with its authority and furthermore save that the Tenant shall not be obliged to put the Premises into any better state and condition than the condition as at the date hereof as evidenced by the Schedule of Condition.

3.4.2	Replacement of landlord’s fixtures

The Tenant must replace from time to time any landlord’s fixtures and fittings in the Premises that are beyond repair at any time during or at the end of the Term damage by lnsured Risks or Uninsured Risks excepted save to the extent that the insurance money is irrecoverable due to any act or default of the Tenant or anyone at the Premises expressly or by implication with its authority.

3.4.3	Cleaning and tidying

The Tenant must keep the Premises clean and tidy and clear of all rubbish.

3.4.4	Maintenance

	3.4.4.1	To keep the Conduits which solely serve the Premises clear and unobstructed and in good and proper working order.

	3.4.4.2	To comply with all requirements and regulations of the statutory authorities or other supply companies with regard to any such Conduits and other equipment solely serving the Premises and to keep all such equipment in good repair and working order at all times.

	3.4.4.3	Not without the Landlord’s written consent (which consent shall not be unreasonably withheld or delayed) to carry out any work or to make any alteration or extension to any such Conduits apparatus systems or other equipment as is referred to in clause 3.4.4.2.

	3.4.4.4	To comply with the requirements and data contained in all maintenance manuals provided to the Tenant relating to the constituent parts of the Premises and relating to plant and machinery therein.

	3.4.4.5	To clean the windows (excluding the outside of any external windows) and other lights and any glass in the doors of the Premises as often as reasonably necessary.

3.4.5	Repair on Notice

	3.4.5.1	To make good with all reasonably practicable speed any failure to repair maintain or decorate the Premises for which the Tenant is liable and of which the Landlord has given notice in writing starting the necessary work as soon as is realistically practicable after the Landlord’s notice and then proceeding diligently and without interruption.

3.4.5.2	If the Tenant does not comply with clause 3.4.5.1 within 2 months of the date of the notice (or sooner in an emergency)

	(i)	to allow the Landlord to enter the Premises and make good any such failure to repair maintain or decorate; and

	(ii)	to pay within 14 days of written demand the proper costs of doing so (including fees) together with Interest thereon from the date of expenditure to the date of payment such sums being recoverable either as a debt or as rent in arrears at the option of the Landlord.

	3.4.6	Decoration

In the last 3 months of the Term the Tenant must redecorate the Premises in a good and workmanlike manner, with appropriate materials of good quality, to the reasonable satisfaction of the Surveyor, any change in the tints, colours and patterns of the decoration in the last year of the Term to be approved by the Landlord, whose approval may not be unreasonably withheld or delayed, and the Head Landlord.

	3.4.7	Landlord’s Furniture

The Tenant shall keep the Landlord’s Furniture in as good condition as at the date hereof as referred to in the Schedule of Condition (damage by fair wear and tear excepted) and shall replace any items of the Landlord’s Furniture which are beyond economic repair with new items of similar standard and quality at the Tenant’s expense

	3.4.8	Dilapidations Payment

At the end of the Term the Tenant shall pay to the Landlord the amount required to indemnify the Landlord against:-

		3.4.8.1	the cost of any decoration or repair required to the Premises

		3.4.8.2	the cost of cleaning carpets or replacing carpets

		3.4.8.3	the cost of any repairs to Landlord’s fixtures and fittings and the Landlord’s furniture (in each case other than those which are beyond economic repair which the Tenant shall be required to replace at its expense).

In every case so that the Premises and the Landlord’s fixtures and fittings are in no worse state and condition than as at the date hereof as shown in the Schedule of Condition

3.5	Waste and alterations

	3.5.1	Waste, additions and alterations

The Tenant must not commit any waste, make any addition to the Premises, unite the Premises with any adjoining premises, or make any alteration to the Premises except as permitted by the provisions of this clause 3.5.

3.5.2	Pre-conditions for alterations

The Tenant must not make any internal non-structural alterations to the Premises unless he first

3.5.2.1	obtains and complies (if applicable) with the necessary consents of the competent authorities and pays their charges for them,

3.5.2.2	makes an application to the Landlord and the Head Landlord for consent, supported by drawings and where appropriate a specification,

3.5.2.3	pays the reasonable and proper fees of the Landlord, the Head Landlord and their respective professional advisers,

3.5.2.4	enters into any covenants the Landlord or the Head Landlord reasonably deems necessary, and

3.5.2.5	obtains the consent of the Landlord, whose consent may not be unreasonably withheld or delayed, and of the Head Landlord in accordance with the terms of the Headlease.

3.5.3	Internal partitions

Without prejudice to the provisions of this clause 3.5, the Tenant may install and remove internal demountable partitioning, relocate electrical points and alter tenant’s light fittings without obtaining the Landlord’s and the Head Landlord’s consent provided that such works

	3.5.3.1	do not affect directly or indirectly the efficient operation of the mechanical and electrical systems and/or the fire services in the Building,

	3.5.3.2	do not overload the electrical devices at the Building,

	3.5.3.3	do not invalidate any warranties which the Landlord benefits from in relation to such systems,

	3.5.3.4	do not in any way adversely affect the Plant, and

	3.5.3.5	are not detrimental to the external appearance of the Building,

Provided further that the Tenant:

	3.5.3.5	notifies the Landlord of any works affecting the Plant and complies fully with all requirements of the Landlord and the Head Landlord in respect of any alteration which may affect the Plant and otherwise takes into account all representations made by the Landlord and the Head Landlord in relation to the carrying out of the works;

	3.5.3.6	gives the Landlord a plan and specification of the works within 20 working days of their completion; and

	3.5.3.7	ensures that any disruption of services to the Building Common Parts and the Office Common Parts is kept to a minimum and that any damage caused is made good forthwith.

3.5.4	In the event that the Tenant shall carry out any alteration or addition to the Premises to notify the Landlord in writing as soon as reasonably practicable following completion of such works of any resulting increase in the reinstatement cost of the Premises for insurance purposes.

3.5.5	Removal of alterations

At the end of the Term,, the Tenant must;

	3.5.5.1	remove any additional buildings, additions, alterations or improvements made to the Premises by the Tenant or any undertenant or other occupier and must make good any part of the Premises that is damaged by their removal; and

	3.5.5.2	if required by the Landlord reinstate the Premises to the condition as at the date hereof such reinstatement to be carried out to the reasonable satisfaction of the Surveyor.

3.5.6	Connection to the Conduits

3.5.6.1	The Tenant must not make any connection with the Conduits except in accordance with plans and specifications approved by the Landlord, whose approval may not be unreasonably withheld or delayed, and by the Head Landlord, and subject to consent to make the connection having previously been obtained from the competent authority, undertaker or supplier provided that the Tenant (subject to any necessary consents required under clause 3.5.2) may install its own power supply to the Premises in addition to the existing power supply.

3.5.6.2	The Tenant must not damage nor interfere in any way with any of the Conduits passing under the Premises which serve any adjoining property of the Landlord.

3.5.7	In the event of the Tenant failing to observe the material covenants in this clause 3.5 it shall be lawful for the Landlord with all necessary materials and appliances to enter upon the Premises and remove any alterations or additions and execute such works as may be necessary to restore the Premises to its former state and the proper costs and expenses thereof (including surveyors’ and other professional fees) shall be paid by the Tenant to the Landlord within 14 days of written demand together with Interest thereon from the date of expenditure to the date of payment provided that if the Landlord exercises such right of entry it shall do so at reasonable hours and on reasonable written notice (save in case of emergency) causing as little damage as is reasonably practicable.

	3.5.8	Where the Tenant proposes to carry out any alteration permitted by this clause and which will require the use of the loading bays within the Building for the purpose of the delivery of materials and equipment then the Tenant must give to the Landlord and the Head Landlord not less than five working days’ prior notice in writing of such deliveries (or two working days’ notice in the case of minor use (which if the nature of such use is in doubt shall be determined by the Landlord acting reasonably)).

	3.5.9	Notwithstanding the foregoing the Landlord or the Head Landlord shall be entitled to withhold its consent under this clause to any works proposed by the Tenant which would result in a tax charge being levied against the Landlord or the Head Landlord unless the Tenant underwrites such charge.

3.6	Signs and Notices

	3.6.1	Not to display any branding material in the Premises so as to be visible from outside the Building.

	3.6.2	Not to display any sign or advertisement on the outside of the Premises save for usual tenant’s signage displaying either the name of the Tenant or any one permitted occupier within the main reception of the Building in the house style and in the lift lobby immediately outside the entrance to the Premises to be approved by the Landlord such approval not to be unreasonably withheld or delayed.

3.7	Statutory obligations

	3.7.1	General provision

The Tenant must comply in all respects with the requirements of any statutes, and any other obligations so applicable imposed by law or by any byelaws, applicable to the Premises or the trade or business for the time being carried on there.

	3.7.2	Particular obligations

		3.7.2.1	Works required by statute, department or authority

Without prejudice to the generality of clause 3.7.1, the Tenant must execute all works and provide and maintain all arrangements on or in respect of the Premises or the use to which they are being put that are required in order to comply with the requirements of any statute already or in the future to be passed, or the requirements of any government department, local authority or other public or competent authority or court of competent jurisdiction, regardless of whether the requirements are imposed on the owner, the occupier, or any other person.

		3.7.2.2	Acts causing losses

Without prejudice to the generality of clause 3.7.1, the Tenant must not do in or near the Premises anything by reason of which the Landlord or the Head Landlord may incur any losses under any statute.

		3.7.2.3	Construction (Design and Management) Regulations

Without prejudice to the generality of clause 3.7.1, the Tenant must comply with the provisions of the Construction (Design and Management) Regulations 1994 (‘the CDM Regulations’), in relation to the Premises be the only client, as defined in the provisions of the CDM Regulations, fulfil, in relation to all and any works carried out to the Premises, all the obligations of the client as set out in or reasonably to be inferred from the CDM Regulations, and make a declaration to that effect to the Health and Safety Executive in accordance with the Approved Code of Practice published from time to time by the Health and Safety Executive in relation to the CDM Regulations.

3.7.2.4	Delivery of health and safety files

At the end of the Term, the Tenant must with all reasonable speed deliver to the Landlord or to the Head Landlord (if so required by the Landlord or the Head Landlord) any and all health and safety files relating to the Premises in accordance with the CDM Regulations.

3.8	Entry to inspect and notice to repair

	3.8.1	Entry and notice

The Tenant must permit the Landlord and the Head Landlord on not less than 48 hours’ written notice during normal business hours except in emergency to enter the Premises

	3.8.1.1	to ascertain whether or not the covenants and conditions of this Sublease have been observed and performed,

	3.8.1.2	to view the state of repair and condition of the Premises, and to open up floors and other parts of the Premises where that is reasonably necessary in order to do so,

	3.8.1.3	to repair maintain alter or clean any part of the Building,

	3.8.1.4	to repair maintain clean alter replace or add any Conduits which serve any part of the Building,

	3.8.1.5	to comply with any of its obligations under this Sublease the Headlease or a superior lease of the Premises or any part of the Building, and/or

	3.8.1.6	to give to the Tenant, or notwithstanding clause 10.7 NOTICES leave on the Premises, a notice (‘a notice to repair’) specifying the works required to remedy any breach of the Tenant’s obligations in this Sublease as to the repair and condition of the Premises.

Provided that this right is subject to the Landlord and/or the other persons entering into the Premises:-

(a) causing as little inconvenience as reasonably possible to the Tenant, any undertenant or any other lawful occupier or their respective servants, agents, licensees, invitees or visitors,

(b) with all reasonable speed making good all damage occasioned in the exercise of such right of entry to the Premises and to the Tenant’s fixtures, fittings and equipment to the reasonable satisfaction of the Tenant, and

(c) only opening up floors and other parts of the Premises where the works or other purposes cannot reasonably be carried out by the Landlord without such access.

3.8.1.7	in the last 3 months of the Term with or without other persons in relation to marketing the Premises.

3.8.2	Works to be carried out

The Tenant must carry out the works specified in a notice to repair as soon as reasonably practicable, including making good any opening up that revealed a breach of the tenant covenants of this Sublease.

3.8.3	Landlords’ power in default

If within 2 months of the service of a notice to repair the Tenant has not started to execute the work referred to in that notice, or is not proceeding diligently with it, or if the Tenant fails to finish the work within a reasonable period of time, or if in the Landlord’s or Head Landlord’s reasonable opinion the Tenant is unlikely to finish the work within that period, the Tenant must permit the Landlord or the Head Landlord to enter the Premises to execute the outstanding work, and must within 14 days of a written demand pay to the Landlord or the Head Landlord (as the case may be) the proper cost of so doing and all expenses properly incurred by the Landlord or the Head Landlord (as the case may be), including reasonable and proper legal costs and surveyor’s fees.

3.9	Alienation

3.9.1

		3.9.1.1	Alienation prohibited

The Tenant must not hold the Premises on trust for another. The Tenant must not part with possession of the Premises or any part of the Premises or permit another to occupy them or any part of them except pursuant to a transaction permitted by and effected in accordance with the provisions of this Sublease.

		3.9.1.2	Assignment, subletting and charging of part

The Tenant must not assign, sublet or charge part only of the Premises.

	3.9.2	Assignment of the whole

Subject to clauses 3.9.3 CIRCUMSTANCES and 3.9.4 CONDITIONS, the Tenant must not assign the whole of the Premises without the consent of the Landlord, whose consent may not be unreasonably withheld or delayed, and of the Head Landlord in accordance with the terms of the Headlease.

3.9.3	Circumstances

If any of the following circumstances which are specified for the purposes of the Landlord and Tenant Act 1927 Section 19(1A) applies either at the date when application for consent to assign is made to the Landlord, or after that date but before the Landlord’s consent is given, the Landlord may withhold his consent and if, after the Landlord’s consent has been given but before the assignment has taken place, any such circumstances apply, the Landlord may revoke his consent, whether his consent is expressly subject to a condition as referred to in clause 3.9.5.4 CONDITIONS or not. The circumstances are

3.9.3.1	that any sum properly due from the Tenant under this Sublease remains unpaid unless the subject of a bona fide dispute,

3.9.3.2	that in the Landlord’s reasonable opinion the assignee is not of sufficient financial standing to be able to comply with the tenant covenants of this Sublease and to continue to be able to comply with them following the assignment,

3.9.3.3	that the assignee is reasonably considered by the Landlord to be a competitor of the Landlord,

3.9.3.4	that the assignee would have the right to claim diplomatic immunity or exemption in relation to the observance and performance of the covenants and conditions of and contained in the sublease

3.9.4	Conditions

The Landlord may impose any or all of the following conditions which are specified for the purposes of the Landlord and Tenant Act 1927 Section 19(1A) on giving any consent for an assignment by the Tenant, and any such consent is to be treated as being subject to each of the following conditions

3.9.4.1	a condition that on or before any assignment and before giving occupation to the assignee, the Tenant requesting consent to assign, together with any former tenant who by virtue of the 1995 Act Section 11 was not released on an earlier assignment of this Sublease, must enter into an authorised guarantee agreement in favour of the Landlord in the terms set out in schedule 5 THE AUTHORISED GUARANTEE AGREEMENT,

3.9.4.2	a condition that on or before any assignment and before occupation is given to the assignee, the assignee must enter into a direct covenant with the Head Landlord that while he is bound by the tenant covenants of this Sublease the assignee will observe and perform the tenant covenants contained in the Headlease in so far as they relate to the Premises except the covenant to pay the rents reserved by the Headlease,

3.9.4.3	a condition that if reasonably so required by the Landlord on an assignment to a limited company, the assignee must ensure that at least 2 directors of the company, or such other guarantor or no more than two guarantors reasonably acceptable to the Landlord, enter into direct covenants with the Landlord in the form of the guarantor’s covenants contained in clause 8 GUARANTEE PROVISIONS with ‘the Assignee’ substituted for ‘the Tenant’, and

3.9.4.4	a condition that if, at any time before the assignment, the circumstances specified in clause 3.9.4 CIRCUMSTANCES, or any of them, apply, the Landlord may revoke the consent by written notice to the Tenant.

3.9.5	Charging of the whole

The Tenant must not charge the whole of the Premises without the consent of the Landlord, whose consent may not be unreasonably withheld or delayed, and of the Head Landlord in accordance with the terms of the Headlease.

3.9.6	Subletting

The Tenant must not sublet the whole of the Premises without the consent of the Landlord, whose consent may not be unreasonably withheld or delayed, and of the Head Landlord in accordance with the terms of the Headlease nor in any case to an underlessee who would have the right to claim diplomatic immunity or exemption in relation to the observance and performance of the covenants and conditions of and contained in the underlease or to an underlessee reasonably considered by the Landlord to be a competitor of the Landlord.

3.9.7	Terms of a permitted sublease

Every permitted sublease must be granted, without a fine or premium, at a rent not less than the then full open market rent payable in respect of the Premises to be approved by the Landlord and the Head Landlord (such approval in the case of the Landlord not to be unreasonably withheld or delayed) before the sublease is granted, to be payable in advance on the days on which the Rent is payable under this Sublease. Every permitted sublease must contain provisions approved by the Landlord and the Head Landlord such approval not to be unreasonably withheld or delayed,

3.9.7.1	prohibiting the subtenant from doing or allowing anything in relation to the Premises inconsistent with or in breach of the provisions of this Sublease,

3.9.7.2	for re-entry by the sublandlord on breach of any covenant by the subtenant,

3.9.7.3	imposing an absolute prohibition against all dealings with the Premises other than assignment, subletting or charging of the whole,

3.9.7.4	prohibiting assignment, subletting or charging of the whole of the Premises without the consent of the Landlord and the Head Landlord not to be unreasonably withheld or delayed in the case of the Landlord,

3.9.7.5	requiring the assignee on any assignment of the sublease to enter into direct covenants with the Landlord and the Head Landlord to the same effect as those contained in clause 3.9.8 SUBTENANT’S DIRECT COVENANTS,

3.9.7.6	requiring on each assignment of the sublease that the assignor enters into an authorised guarantee agreement in favour of the Landlord in the terms set out in schedule 6 THE AUTHORISED GUARANTEE AGREEMENT but adapted to suit the circumstances in which the guarantee is given,

3.9.7.7	prohibiting the subtenant from holding on trust for another or permitting another to share or occupy the whole or any part of the Premises (save for a group company of the subtenant in accordance with the provisions of Clause 3.9.12),

3.9.7.8	imposing in relation to any permitted assignment, subletting or charge the same obligations for registration with the Landlord and the Head Landlord as are contained in this Sublease in relation to dispositions by the Tenant,

3.9.7.9

imposing in relation to any permitted subletting the same obligations as are contained in this clause 3.9.7 and in clause 3.9.8 SUBTENANT’S DIRECT COVENANTS, in clause 3.8.10 ENFORCEMENT OF THE SUBLEASE, and

3.9.7.10	excluding the provisions of Sections 24-28 of the 1954 Act from the letting created by the sublease.

3.9.8	Subtenant’s direct covenants

Before any permitted subletting, the Tenant must ensure that the subtenant enters into a direct covenant with the Landlord and the Head Landlord that while he is bound by the tenant covenants of the sublease the subtenant will observe and perform the tenant covenants contained in this Sublease and in the Headlease so far as they relate to the Premises except the covenant to pay the rents reserved by this Sublease and by the Headlease.

3.9.9	Requirement for 1954 Act exclusion

The Tenant must not grant a sublease or permit a subtenant to occupy the Premises unless an effective agreement has been made to exclude the operation of Sections 24 to 28 of the 1954 Act pursuant to Section 38A of the 1954 Act.

3.9.10	Enforcement, waiver and variation of subleases

In relation to any permitted sublease so far as material to the Landlord, the Tenant must enforce the performance and observance by every subtenant of the provisions of the sublease, and must not at any time either expressly or by implication waive any breach of the covenants or conditions on the part of any subtenant or assignee of any sublease nor without the consent of the Landlord, whose consent may not be unreasonably withheld or delayed, and of the Head Landlord in accordance with the terms of the Headlease, vary the terms of any permitted sublease.

3.9.11	Registration of permitted dealings

Within 28 days of any assignment, charge, sublease, or any transmission or other devolution relating to the Premises, the Tenant must produce a certified copy of any relevant document for registration with the Landlord’s solicitor and with the Head Landlord’s solicitor, and must pay the Landlord’s solicitor’s reasonable charges for registration of £50 plus VAT together with any reasonable and proper charges payable to the Head Landlord’s solicitor in accordance with the terms of the Headlease.

3.9.12	Sharing with a group company

Notwithstanding clause 3.9.1 ALIENATION PROHIBITED, the Tenant may share the occupation of the whole or any part of the Premises with a company that is a member of the same group as the Tenant within the meaning of the 1954 Act Section 42 (for so long as both companies remain members of that group and otherwise than in a manner that transfers or creates a legal estate or other relationship of landlord and tenant) and for so long as the company is reasonably considered by the Landlord not to be a competitor of the Landlord) and the right of any company to share occupation of the Premises or any part or parts thereof as aforesaid shall forthwith determine upon such company ceasing to be a group company or upon the Tenant ceasing to be in occupation of the Premises or upon the termination of this Sublease (whichever shall be the earliest). The Tenant shall keep the Landlord promptly informed of the identity of all occupiers and the basis of their occupation of the Premises and in particular will within 14 days give details to the Landlord of any change in the identity of any occupier

3.9.13	Upon every application for consent required by sub-clause 3.9 to disclose to the Landlord such information as to the terms proposed by the Tenant as the landlord may reasonably require and whenever reasonably required by the Landlord within a reasonable time period to provide in writing full details of the actual occupation of the Premises.

3.10	Nuisance and residential restrictions

	3.10.1	Nuisance

The Tenant must not do anything on the Premises, or allow anything to remain on them that may be or become or cause a nuisance, material disturbance, injury or damage to the Landlord or his tenants or to the Head Landlord or his tenants or to the owners or occupiers of any adjoining property of the Landlord or any other adjacent or neighbouring premises.

	3.10.2	Auctions, trades and immoral purposes

The Tenant must not use the Premises for any auction sale, any dangerous, noxious, noisy or offensive trade, business, manufacture or occupation, or any illegal or immoral act or purpose.

	3.10.3	Residential use, sleeping and animals

The Tenant must not use the Premises as sleeping accommodation or for residential purposes, or keep any animal, bird or reptile on them.

3.11	Costs of applications, notices and recovery of arrears

The Tenant must pay to the Landlord, and where appropriate to the Head Landlord, all reasonable and proper costs, fees, charges, disbursements and expenses including, without prejudice to the generality of the above, those properly payable to counsel, solicitors, surveyors and bailiffs properly incurred by the Landlord and where appropriate by the Head Landlord, in relation to or incidental to

3.11.1	every application made by the Tenant for a consent or licence required by the provisions of this Sublease, whether it is granted, lawfully refused or offered subject to any lawful qualification or condition, or the application is withdrawn by the Tenant, (save where consent has been unlawfully withheld by the Landlord or any other Head Landlord),

3.11.2	the preparation and service of a notice under the Law of Property Act 1925 Section 146, or by reason of proceedings under Sections 146 or 147 of that Act, even if forfeiture is avoided otherwise than by relief granted by the court,

3.11.3	the recovery or attempted recovery of arrears of rent or other sums properly due under this Sublease, and

3.11.4	any steps taken in connection with the preparation and service of a schedule of dilapidations during or within 3 months after the end of the Term (but relating in all cases to dilapidations arising during the Term.

3.12	Planning and development

	3.12.1	Compliance with the Planning Acts

The Tenant must observe and comply with the provisions and requirements of the Planning Acts affecting the Premises and their use, and must indemnify the Landlord and the Head Landlord, and keep them indemnified, both during the Term and following the end of it, against all losses in respect of any contravention of those Acts by the Tenant or any underlessee or other occupier of the Premises.

	3.12.2	Consent for applications

The Tenant must not make any application for planning permission without the consent of the Landlord and of the Head Landlord, whose consent may not be unreasonably withheld or delayed and in the event of the Landlord or the Head Landlord attaching any reasonable conditions to such consent not to apply for any planning permission save in accordance with those conditions.

	3.12.3	Permissions and notices

The Tenant must at his expense obtain any planning permissions and serve any notices that may be required to carry out any development on or at the Premises.

	3.12.4	Charges and levies

Subject only to any statutory direction to the contrary, the Tenant must pay and satisfy any charge or levy that may subsequently be imposed under the Planning Acts in respect of the carrying out or maintenance of any development on or at the Premises by the Tenant.

	3.12.5	Pre-conditions for development

Notwithstanding any consent that may be granted by the Landlord or the Head Landlord under this Sublease, the Tenant must not carry out any development on or at the Premises until all necessary notices under the Planning Acts have been sewed and copies produced to the Landlord and the Head Landlord, all necessary permissions under the Planning Acts have been obtained and produced to the Landlord and the Head Landlord, and the Landlord and the Head Landlord have acknowledged that every necessary planning permission is acceptable to them, such acknowledgement not to be unreasonably withheld or delayed. The Landlord or the Head Landlord may refuse to acknowledge his acceptance of a planning permission on the grounds that any condition contained in it or anything omitted from it or the period referred to in it would be, or be likely to be, in their reasonable opinion prejudicial to the Landlord or to the Head Landlord or to their respective reversionary interests in the Premises whether during or following the end of the Term.

	3.12.6	Completion of development

Where a condition of any planning permission granted for development begun before the end of the Term requires works to be carried out to the Premises by a date after the end of the Term, the Tenant must, unless the Landlord or the Head Landlord directs otherwise, finish those works before the end of the Term.

	3.12.7	Security for compliance with conditions

In any case where a planning permission is granted subject to conditions, and if the Landlord or the Head Landlord reasonably so requires, the Tenant must provide sufficient security for his compliance with the conditions and must not implement the planning permission until the security has been provided.

3.13	3.12.8	Plans, documents and information

3.14	Indemnities

The Tenant must keep the Landlord fully indemnified against all losses arising out of any act, omission or negligence of the Tenant, or any persons at the Building expressly or impliedly with its authority, or any breach or non-observance by the Tenant of the Tenant covenants in this Sublease provided that in relation to the subject matter of the indemnity:

(a) the Landlord shall give written notice to the Tenant of such matter as soon as reasonably practicable after the Landlord becomes aware of it;

(b) the Landlord shall not settle or comprise such matter without the approval of the Tenant (such approval not to be unreasonably withheld or delayed);

(c) the Landlord shall take into account and pay due regard to any representations the Tenant may make about such matter; and

(d) the Landlord shall use reasonable endeavours to mitigate any liability which is the subject matter of this indemnity at the request and reasonable cost of the Tenant

3.15	Obstruction and encroachment

	3.15.1	Obstruction of windows

The Tenant must not stop up, darken or obstruct any window or light belonging to the Premises.

	3.15.2	Encroachments

The Tenant must take reasonable steps to prevent the construction of any new window, light, opening, doorway, path, passage, pipe or the making of any encroachment or the acquisition of any easement in relation to the Premises and must notify the Landlord and the Head Landlord as soon as becoming aware if any such thing is constructed, encroachment is made or easement acquired, or if any attempt is made to construct such a thing, encroach or acquire an easement. At the reasonable request and at the cost of the Landlord or the Head Landlord the Tenant must adopt such means as are reasonably required to prevent the construction of such a thing, the making of any encroachment or the acquisition of any easement.

3.16	Yielding up

At the end of the Term the Tenant must yield up the Premises with vacant possession, (and with the Landlord’s Furniture) decorated and repaired in accordance with and in the condition required by the provisions of this Sublease, give up all keys of the Premises to the Landlord, remove tenant’s fixtures and fittings, and remove all signs erected by the Tenant or any of his predecessors in title in, on or near the Premises, immediately making good any physical damage caused by their removal.

3.17	Interest on arrears

The Tenant must pay interest on any of the Lease Rents or other sums properly due under this Sublease that are not paid within 14 days of the date due, (in the case of the Rent whether formally demanded or not), to be recoverable as rent. Nothing in this clause entitles the Tenant to withhold or delay any payment of the Lease Rents or any other sum due under this Sublease or affects the rights of the Landlord in relation to any non-payment.

3.18	Statutory notices

The Tenant must give full particulars to the Landlord and the Head Landlord of any notice, direction, order or proposal relating to the Premises made, given or issued to the Tenant by any government department or local, public, regulatory or other authority or court as soon as reasonably practicable and in any event within 14 days of receipt, and if so reasonably requested by the Landlord or the Head Landlord must produce it to the Landlord or the Head Landlord as appropriate. The Tenant must without delay take all steps reasonably necessary to comply with the notice, direction or order. At the reasonable request and cost of the Landlord or the Head Landlord, the Tenant must make or join with the Landlord or the Head Landlord in making any objection or representation the Landlord or the Head Landlord reasonably deems expedient against or in respect of any notice, direction, order or proposal.

3.19	Defective premises

The Tenant must give notice to the Landlord and the Head Landlord upon becoming aware of any defect in the Premises that might give rise to an obligation on the Landlord or the Head Landlord to do or refrain from doing anything in order to comply with the provisions of this Sublease or the duty of care imposed on the Landlord or the Head Landlord, whether pursuant to the Defective Premises Act 1972 or otherwise, and must at all times display and maintain any notices the Landlord or the Head Landlord from time to time reasonably requires him to display at the Premises in order to comply with their legal requirements.

3.20	Replacement guarantor

	3.20.1	Guarantor replacement events

In this clause 3.20 references to a ‘guarantor replacement event’ are references, in the case of an individual, to death, bankruptcy, having a receiving order made against him, having a receiver appointed under the Mental Health Act 1983 or entering into a voluntary arrangement and, in the case of a company, to passing a resolution to wind up, entering into liquidation, a voluntary arrangement or administration or having a receiver appointed.

	3.20.2	Action on occurrence of a guarantor replacement event

		3.20.2.1	The Guarantor

Where during the relevant Liability Period a guarantor replacement event occurs to the Guarantor, the Tenant must give notice of the event to the Landlord within 28 days of his becoming aware of it. If so required by the Landlord, the Tenant must within 28 days obtain some other person reasonably acceptable to the Landlord to execute a guarantee in the form of the Guarantor’s covenants in clause 8 GUARANTEE PROVISIONS for the residue of the relevant Liability Period.

		3.20.2.3	Persons entering into authorised guarantee agreements

Where during the relevant Liability Period a guarantor replacement event occurs to a person who has entered into an authorised guarantee agreement, the Tenant must give notice of the event to the Landlord and the Head Landlord within 28 days of his becoming aware of it. If so required by the Landlord or the Head Landlord, the Tenant must within 28 days obtain some other person reasonably acceptable to the Landlord and the Head Landlord to execute a guarantee in the form of the authorised guarantee agreement in schedule 6 THE AUTHORISED GUARANTEE AGREEMENT for the residue of the relevant Liability Period.

3.21	Exercise of the Landlords’ rights

The Tenant must permit the Landlord and the Head Landlord to exercise any of the rights granted to them by virtue of the provisions of this Sublease at all times during the Term without interruption or interference provided the Landlord does not materially interfere with the Tenant’s use and enjoyment of the Premises, gives not less than 48 hours’ prior written notice (except in an emergency) and forthwith makes good any damage caused to the Premises and to the Tenant’s fixtures and fittings and equipment to the reasonable satisfaction of the Tenant.

3.22	The Office Covenants

The Tenant must observe and perform the Office Covenants.

3.23	Consent to the Landlord’s release

The Tenant must not unreasonably withhold consent to a request made by the Landlord under the 1995 Act Section 8 for a release from all or any of the landlord covenants of this Sublease.

3.24	Headlease

To observe and perform the covenants and conditions on the part of the tenant contained in the Headlease so far as they relate to the Premises except clause 4.5 of the Headlease and except the payment of rents and except insofar as the Landlord expressly covenants in this Sublease to observe and perform them.

3.25	Bank Guarantee

The Tenant (here meaning Yelp UK Limited) shall on completion of this Lease procure that Wells Fargo Bank N.A. shall enter into a bank guarantee of even date herewith to guarantee payment to the Landlord of the sum of seven hundred and eight thousand two hundred and seventy one pounds and twenty pence (£708271.20) which includes an amount equal to VAT in the sum of one hundred and eighteen thousand and forty five pounds and twenty pence (£118,045.20)

4	QUIET ENJOYMENT

The Landlord covenants with the Tenant to permit the Tenant peaceably and quietly to hold and enjoy the Premises without any interruption or disturbance from or by the Landlord or any person claiming under or in trust for him.

5	THE HEADLEASE

The Landlord covenants with the Tenant to pay the rents reserved by the Headlease, and perform, save so far as they relate to the Premises the covenants and conditions on the part of the tenant contained in the Headlease, and indemnify the Tenant and keep him indemnified against all actions, claims, proceedings, costs, expenses and demands in any way relating to the Headlease.

6	THE LANDLORD’S COVENANTS

The Landlord covenants with the Tenant to observe and perform the requirements of this clause 6.

6.1	Enforcement of Headlease covenants

On the request and at the reasonable and proper expense of the Tenant, the Landlord must take all reasonable steps to enforce the covenants on the part of the Head Landlord contained in the Headlease.

6.2	Covenant to procure compliance with Service Charge obligations

Without prejudice to the generality of clause 6.1, the Landlord must use his reasonable endeavours to procure that the Head Landlord complies with his obligations regarding the provision of the Services in accordance with the terms of the Headlease.

6.3	Consents under the Headlease to be obtained

Subject to the Tenant paying to the Landlord, and where appropriate to the Head Landlord, reasonable and proper costs, fees, charges, disbursements and expenses including, without prejudice to the generality of the above, those payable to solicitors and surveyors properly incurred by the Landlord, and where appropriate by the Head Landlord, in relation to or incidental thereto the Landlord must take all reasonable steps to obtain the consent of the Head Landlord whenever the Tenant makes application for any consent required under this Sublease where the consent of both the Landlord and the Head Landlord is needed by virtue of this Sublease or the Headlease and where such consent is not unreasonably withheld by the Landlord.

6.4	Enforce warranties

At the reasonable request and cost of the Tenant (provided the costs of the Landlord are reasonably and properly incurred and subject to the Tenant providing reasonable security for costs if requested by the Landlord) to use all reasonable endeavours to enforce any warranties of which the Landlord has the benefit in respect of the Building insofar as they relate to the Premises or the payment of the Service Charge

7	INSURANCE

7.1	Proof of insurance

The Landlord will upon request from time to time request from the Head Landlord and upon receipt produce to the Tenant reasonable evidence of the insurance policy or policies in respect of the Premises

7.2	Payment of the Insurance Rent

The Tenant covenants to pay to the Landlord within 14 days of written demand amounts equal to a fair and proper proportion reasonably attributable to the Premises to be determined by the Surveyor of the Insurance Rent paid from time to time by the Landlord pursuant to the terms of the Headlease for the period commencing on the date hereof and ending on the day before the next policy renewal date on the date of this Sublease, and subsequently within 14 days of written demand.

7.3	Covenant to procure insurance and reinstatement

Without prejudice to the generality of clause 6.1 ENFORCEMENT OF HEADLEASE COVENANTS the Landlord covenants with the Tenant to use all reasonable endeavours to procure that the Head Landlord insures the Building at all times and complies with his obligations regarding reinstatement and rebuilding in accordance with the provisions of the Headlease unless the insurance is vitiated by any act of the Tenant or by anyone at the Building expressly or by implication with his authority.

7.4

Suspension of the Rent

if the Building or any part of it is at any time during the Term destroyed or damaged by a risk against which insurance has been effected or by an Uninsured Risk under the terms of the Headlease so that the Premises or any part of them are unfit for occupation or use or inaccessible, then, unless the insurance of the Building has been vitiated by the act, neglect or omission of the Tenant or anyone at the Building expressly or by implication with his authority, the Rent and the Service Charge Rent, or a fair proportion of them according to the nature and extent of the damage sustained, are to be suspended and cease to be payable until the Building has been rebuilt or reinstated so as to render the Premises, or the affected part, fit for occupation and use or accessible, or until the end of the period for suspension of the rent provided under the terms of the Headlease, whichever is the shorter the proportion of the Rent and the Service Charge suspended and the period of the suspension to be determined by the Surveyor (acting reasonably) any dispute as to the proportion of the Rent and Service Charge suspended or the period of the suspension to be determined in accordance with the Arbitration Act 1996 by an arbitrator to be appointed by agreement between the Landlord and the Tenant or in default by the President or other proper officer for the time being of the Royal Institution of Chartered Surveyors on the application of either the Landlord or the Tenant.

7.5	Termination

	7.5.1	Notice to terminate

If, at the end of a period of 12 months commencing on the date of the damage or destruction, the Premises are still not fit for the Tenant’s occupation and use (or accessible), either the Landlord or the Tenant may by not less than one month’s notice served at any time after the end of that period (‘a notice to terminate following failure to reinstate’) implement the provisions of clause 7.5.3 TERMINATION FOLLOWING FAILURE TO REINSTATE.

7.5.2

in the event that notice to terminate the Headlease is served by the Landlord or the Head Landlord under the provisions of clause 7.3(c) or clause 7.5 or clause 7.6 of the Headlease then the Landlord may serve notice to terminate this Lease to take effect on or before the day that the Headlease terminates, provided that:

	7.5.2.1	in the case of a notice served by the Landlord or the Head Landlord pursuant to clause 7.3(c) or 7.6(b) of the Headlease, the Landlord shall on giving or receiving such notice immediately serve notice on the Tenant.

	7.5.2.2	in the case of a notice served by the Landlord or the Head Landlord pursuant to clause 7.5 or 7.6(a) or 7.6(c) of the Headlease, the Landlord on giving or receiving such notice shall serve notice on the Tenant within 14 days.

	7.5.3	Termination following failure to reinstate

On expiry of a notice to terminate following failure to reinstate, the Term is to cease absolutely but without prejudice to any rights or remedies that may have accrued to either party and all money received in respect of the insurance effected by the Head Landlord pursuant to the Headlease is to belong to the Head Landlord absolutely.

7.6	Tenant’s further insurance covenants

The Tenant covenants with the Landlord to observe and perform the requirements of this clause 7.6.

7.6.1	Requirements of insurers

The Tenant must comply with all the proper requirements of the insurers of the Building which have been notified to the Tenant in writing.

7.6.2	Policy avoidance and additional premiums

The Tenant must not do or omit anything that could cause any insurance policy on or in relation to the Building to become wholly or partly void or voidable provided that the Tenant is provided with a copy of the insurance policy from time to time, or do or omit anything by which additional insurance premiums may become payable unless he has previously notified the Landlord and the Head Landlord and has agreed to pay the increased premium.

7.6.4	Combustible materials

The Tenant must not store on the Premises or bring onto them anything of a specially combustible, inflammable or explosive nature, and must comply with the requirements of the fire authority and the reasonable requirements of the Landlord and the Head Landlord as to fire precautions relating to the Building.

7.6.5	Fire escapes, equipment and doors

The Tenant must not obstruct the access to any fire equipment or the means of escape from the Premises or any part of the Building or lock any fire door while the Premises are occupied.

7.6.6	Notice of events affecting the policy

The Tenant must promptly give notice to the Landlord and the Head Landlord upon becoming aware of the same of any event that might affect any insurance policy on or relating to the Building, and any event against which the Head Landlord may have insured under the Headlease.

7.6.7	Other insurance

If at any time the Tenant is entitled to the benefit of any insurance of the Premises that is not effected or maintained in pursuance of any obligation contained in this Sublease or in the Headlease, the Tenant must apply all money received by virtue of that insurance in making good the loss or damage in respect of which the money is received.

8	GUARANTEE PROVISIONS

8.1	The Guarantor’s covenants

	8.1.1	Nature and duration

The Guarantor’s covenants with the Landlord are given as sole or principal debtor or covenantor, with the Landlord for the time being and with all his successors in title without the need for any express assignment, and the Guarantor’s obligations to the Landlord will last throughout the Liability Period.

	8.1.2	The covenants

The Guarantor covenants with the Landlord to observe and perform the requirements of this clause 8.1.2.

		8.1.2.1	Payment of rent and performance of the Sublease

The Tenant must pay the Lease Rents and VAT charged on them punctually and observe and perform the covenants and other terms of this Sublease, and if, at any time during the Liability Period while the Tenant is bound by the tenant covenants of this Sublease, the Tenant defaults in paying the Lease Rents or in observing or performing any of the covenants or other terms of this Sublease, then the Guarantor must pay the Lease Rents and observe or perform the covenants or terms in respect of which the Tenant is in default and make good to the Landlord on demand, and indemnify the Landlord against, all proper losses resulting from such non-payment, non-performance or non-observance notwithstanding

(a)

any time or indulgence granted by the Landlord to the Tenant, any neglect or forbearance of the Landlord in enforcing the payment of the Lease Rents or the observance or performance of the covenants or other terms of this Sublease, or any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord is entitled or will after the service of a notice under the Law of Property Act 1925 Section 146 be entitled to re-enter the Premises,

(b)

that the terms of this Sublease may have been varied by agreement between the Landlord and the Tenant, provided that no variation is to bind the Guarantor to the extent that it is materially prejudicial to him,

(c)	that the Tenant has surrendered part of the Premises in which event the liability of the Guarantor under this Sublease is to continue in respect of the part of the Premises not surrendered after making any necessary apportionments under the Law of Property Act 1925 Section 140, and

(d)	anything else (other than a release by deed) by which, but for this clause 8.1.2.1, the Guarantor would be released.

8.1.2.2	New sublease following disclaimer

If, at any time during the Liability Period while the Tenant is bound by the tenant covenants of this Sublease, any trustee in bankruptcy or liquidator of the Tenant disclaims this Sublease, the Guarantor must, if so required by notice served by the Landlord within 60 days of being served with notice of disclaimer, take from the Landlord forthwith a sublease of the Premises for the residue of the Term as at the date of the disclaimer, at the Rent then payable under this Sublease and subject to the same covenants and terms as in this Sublease (except that the Guarantor need not ensure that any other person is made a party to that sublease as guarantor) the new sublease to commence on the date of the disclaimer. The Guarantor must pay the proper costs of the new sublease and VAT charged thereon, except where such VAT is recoverable or available for set-off by the Landlord as input tax, and execute and deliver to the Landlord a counterpart of the new sublease.

8.1.2.3	Payments following disclaimer

If this Sublease is disclaimed and the Landlord does not require the Guarantor to accept a new sublease of the Premises in accordance with clause 8.1.2.2 NEW SUBLEASE FOLLOWING DISCLAIMER, the Guarantor must pay to the Landlord on demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises and the Lease Rents in both cases for the period commencing with the date of the disclaimer and ending on whichever is the earlier of the date 6 months after the disclaimer, the date, if any, upon which the Premises are relet, and the end of the Term.

8.1.2.4	Guarantee of the Tenant’s liabilities under an authorised guarantee agreement

If, at any time during the Liability Period while the Tenant is bound by an authorised guarantee agreement, the Tenant defaults in his obligations under that agreement, the Guarantor must make good to the Landlord on demand, and indemnify the Landlord against, all losses resulting from that default notwithstanding

(a)

any time or indulgence granted by the Landlord to the Tenant, or neglect or forbearance of the Landlord in enforcing the payment of any sum or the observance or performance of the covenants of the authorised guarantee agreement,

(b) that the terms of the authorised guarantee agreement may have been varied by agreement between the Landlord and the Tenant provided such variation is not prejudicial to the Guarantor, or

(c) anything else (other than a release by deed) by which, but for this clause 8.1.2.4, the Guarantor would be released.

8.1.3	Severance

	8.1.3.1	Severance of void provisions

Any provision of this clause 8 rendered void by virtue of the 1995 Act Section 25 is to be severed from all remaining provisions, and the remaining provisions are to be preserved.

	8.1.3.2	Limitation of provisions

If any provision in this clause 8 extends beyond the limits permitted by the 1995 Act Section 25, that provision is to be varied so as not to extend beyond those limits.

9	FORFEITURE

If and whenever during the Term

9.1	the Lease Rents (which are not the subject of a bona fide dispute), or any of them or any part of them, or any VAT payable on them, are outstanding for 21 days after becoming due, whether formally demanded or not save where a demand is required by this Lease, or

9.2	the Tenant breaches any covenant or other term of this Sublease, or

9.3	the Tenant being an individual, becomes subject to a bankruptcy order or has an interim receiver appointed to his property, or

9.4	the Tenant being a company, enters into liquidation whether compulsory or voluntary but not if the liquidation is for amalgamation or reconstruction of a solvent company or enters into administration or has a receiver appointed over all or any part of its assets, or

9.5	the Tenant enters into or makes a proposal to enter into any voluntary arrangement pursuant to the Insolvency Act 1986 or any other arrangement or composition for the benefit of his creditors, or

9.6	where the Tenant is more than one person, if and whenever any of the events referred to in this clause happens to any one or more of them,

the Landlord may at any time re-enter the Premises or any part of them in the name of the whole even if any previous right of re-entry has been waived and thereupon the Term is to cease absolutely but without prejudice to any rights or remedies that may have accrued to the Landlord against the Tenant in respect of any breach of covenant or other term of this Sublease, including the breach in respect of which the re-entry is made.

10		MISCELLANEOUS

10.1		Exclusion of warranty as to use

Nothing in this Sublease or in any consent granted by the Landlord under this Sublease is to imply or warrant that the Premises may lawfully be used under the Planning Acts as offices.

10.2		Exclusion of third party rights

Nothing in this Sublease is intended to confer any benefit on any person who is not a party to it.

10.3		Representations

The Tenant acknowledges that this Sublease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord, except any such statement or representation expressly set out in this Sublease or made by the Landlord’s solicitors in any written response to enquiries raised by the Tenant’s solicitors in connection with the grant of this Sublease.

10.4		Documents under hand

While the Landlord or the Head Landlord is a limited company or other corporation, any licence, consent, approval or notice required to be given by the Landlord or the Head Landlord is to be sufficiently given if given under the hand of a director, the secretary or other duly authorised officer of the Landlord or the Head Landlord.

10.5		Tenant’s property

If, after the Tenant has vacated the Premises at the end of the Term, any property of his remains in or on the Premises and he fails to remove it within 14 days after a written request from the Landlord or the Head Landlord to do so, or, if the Landlord or Head Landlord is unable to make such a request to the Tenant, within 14 days from the first attempt to make it, then the Landlord or the Head Landlord may, as the agent of the Tenant, sell that property. The Tenant must indemnify the Landlord and the Head Landlord against any liability properly incurred by the Landlord or the Head Landlord to any third party whose property is sold by him in the mistaken belief held in good faith which is to be presumed unless the contrary is proved that the property belonged to the Tenant. If, having made reasonable efforts to do so, the seller of the property is unable to locate the Tenant, then he may retain the proceeds of sale absolutely unless the Tenant claims them within 6 months of the date upon which he vacated the Premises.

10.6		Compensation on vacating excluded

Any statutory right of the Tenant to claim compensation from the Landlord on vacating the Premises is excluded to the extent that the law allows.

10.7		Notices

	10.7.1	Form and service of notices

A notice under this Sublease must be in writing and, unless the receiving party or his authorised agent acknowledges receipt, is valid if, and only if

10.7.1.1

it is given by hand, sent by registered post or recorded delivery, or sent by fax provided that a confirmatory copy is given by hand or sent by registered post or recorded delivery on the same day, and

10.7.1.2	it is served

	(a)	where the receiving party is a company or a Limited Liability Partnership incorporated within Great Britain, at the registered office,

	(b)	where the receiving party is the Tenant and the Tenant is not such a company, at the Premises, and

(c)

where the receiving party is the Landlord and the Landlord is not such a company, or Limited Liability Partnership at the Landlord’s that address shown in this Sublease or at any address specified in a notice given by the Landlord to the Tenant

Deemed delivery

	10.7.2.1	By registered post or recorded delivery

Unless it is returned through the Royal Mail undelivered, a notice sent by registered post or recorded delivery is to be treated as served on the third working day after posting whenever and whether or not it is received.

	10.7.2.2	By fax

A notice sent by fax is to be treated as served on the day upon which it is sent, or the next working day where the fax is sent after 1600 hours or on a day that is not a working day, whenever and whether or not it or the confirmatory copy is received unless the confirmatory copy is returned through the Royal Mail undelivered.

	10.7.2.3	By hand

A notice delivered by hand is to be treated as served on the day upon which it is delivered, provided it is delivered before 1600 hours on a working day

	10.7.2.4	‘A working day’

References to ‘a working day’ are references to a day when the United Kingdom clearing banks are open for business in the City of London.

10.7.3	Joint recipients

If the receiving party consists of more than one person, a notice to one of them is notice to all.

10.8	Disputes etc under the Headlease

Notwithstanding any other provision of this Sublease where any issue, question or matter arising out of or under or relating to the Headlease that also affects or relates to the provisions of this Sublease is to be determined as provided in the Headlease the proper determination of that issue, question or matter pursuant to the provisions of the Headlease is to be binding on the Tenant as well as the Landlord for the purposes both of the Headlease and this Sublease, provided that this provision is not to apply to the provisions for the review of rent payable under the Headlease..

10.9	Rights and easements

The operation of the Law of Property Act 1925 Section 62 is excluded from this Sublease. The only rights granted to the Tenant are those expressly set out in this Sublease and the Tenant is not to be entitled to any other rights affecting any adjoining property of the Landlord.

10.10	Covenants relating to adjoining property

The Tenant is not to be entitled to the benefit of, or the right to enforce or to prevent the release or modification of, any covenant agreement or condition entered into by any tenant of the Landlord or the Head Landlord in respect of any adjoining property of the Landlord.

10.11	Disputes with adjoining occupiers

If any dispute arises between the Tenant and the tenants or occupiers of any adjoining property of the Landlord in connection with the Premises and any adjoining property of the Landlord, it is to be decided by the Landlord (acting reasonably) or the Head Landlord as appropriate (acting in accordance with the provisions of the Headlease) or in such manner as the Landlord reasonably directs or Head Landlord as appropriate directs (acting in accordance with the provisions of the Headlease).

10.12	Effect of waiver

Each of the Tenant’s covenants is to remain in full force both at law and in equity even if the Landlord or the Head Landlord has waived or released that covenant, or waived or released any similar covenant, affecting any of the adjoining property of the Landlord.

10.13	The perpetuity period

The perpetuity period applicable to this Sublease is 80 years from the commencement of the Term, and whenever in this Sublease any party is granted a future interest it must vest within that period or be void for remoteness.

10.14	Exclusion of liability

The Landlord is not to be responsible to the Tenant or to anyone at the Premises or the Building expressly or by implication with the Tenant’s authority for any accident happening or injury suffered or for any damage to or loss of any chattel sustained in the Premises or in the Building save that this clause shall not apply to the extent that this is due to any act, default or omission of the Landlord or anyone acting on behalf of the Landlord.

10.15	New lease

This Sublease is a new tenancy for the purposes of the 1995 Act Section 1.

10.16	Exclusion of the 1954 Act Sections 24-28

	10.16.1	Notice and declaration

On 20th February 2012 the Landlord served notice on the Tenant pursuant to the provisions of the 1954 Act Section 38A(3) as inserted by the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 and on 27th February 2012 Jed Nachman who was duly authorised by the Tenant to do so made a statutory declaration pursuant to Schedule 2 of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003.

	10.16.2	Agreement to exclude

Pursuant to the provisions of the 1954 Act Section 38A(1) as inserted by the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003, the parties agree that the provisions of the 1954 Act Sections 24-28 inclusive are to be excluded in relation to the tenancy created by this Sublease.

11	MUTUAL BREAK CLAUSE

11.1.1

The Tenant may terminate this Sublease on or at any time after the expiry of the second year of the Term by serving written notice on the Landlord specifying the date of termination ("Break Date") not less than 6 months prior to the Break Date. ("Tenant Break Notice")

11.1.2

The Landlord may terminate this Sublease on or at any time after the expiry of the second year of the Term by serving written notice on the Tenant specifying the Break Date not less than 9 months prior to the Break Date. ("Landlord Break Notice")

11.2	A Tenant Break Notice shall be of no effect if, at the Break Date:

	a)	the Tenant has not paid any part of the Rent or Service Charge, or any VAT in respect of them, which were properly due to have been paid and are not the subject of a bona fide dispute; or

	b)	the Tenant or any other subtenant or permitted occupier of the Tenant remains in occupation of the Premises; or

	c)	there is any subsisting underlease relating to the Premises.

11.3	Subject to clause 11.2, following service of a Tenant Break Notice or a Landlord Break Notice this Sublease shall terminate on the Break Date.

11.4	Termination of this Sublease on the Break Date shall not affect any other right or remedy that either party may have in relation to any earlier breach of this Sublease.

11.5

Within 14 days after the Break Date the Landlord shall refund to the Tenant all Rent, Service Charge, Insurance Rent and other sums paid by the Tenant to the Landlord for any period after the Break Date.

IN WITNESS whereof the parties have executed this document as a deed the day and year first above written

SCHEDULE 1: THE RIGHTS GRANTED

1-1	Right to use the Common Parts

The right for the Tenant and all persons expressly or by implication authorised by him in common with the Landlord and the Head Landlord and all other persons having a like right to use all appropriate areas of the Common Parts for all proper purposes in connection with the use and enjoyment of the Premises

1-2	Passage and running through the Adjoining Conduits

The right to the free passage and running of all services to and from the Premises through the appropriate Adjoining Conduits, in common with the Landlord and the Head Landlord and all other persons having a like right and the right so far as the Landlord is able to grant the same and subject to consent of and any proper requirements of the Head Landlord (including as to payment of their costs) to have access upon reasonable notice to install and maintain services in any risers in the Building.

1-3	Support and protection

The right of support and protection for the benefit of the Premises that is now enjoyed from all other parts of the Building.

1-4	Display of nameplates or signs

The right to have signs displayed with the name of the Tenant or any one permitted occupier on the tenant board within the main reception of the Building in the house style and in the lift lobby immediately outside the entrance to the Premises in the name board provided to be approved by the Landlord and Head Landlord such approval not to be unreasonably withheld or delayed.

1-5	Use of the Landlord's Furniture

The right to use the Landlord's Furniture.

1-6	Toilets

The right to use such toilets in the Building as shall reasonably be designated, on the fourth floor, from time to time in writing by the Landlord.

1-7

The right to use that part of the Building so reasonably designated by the Head Landlord for the disposal of rubbish and refuse in proper receptacles for collection by or on behalf of the local authority

1-8

So far as the Landlord is able to grant the same the right set out in paragraphs 5 (in relation only to the bicycle racks and not to car parking spaces) in common with the Landlord and all others authorised by the Landlord and subject at any time to the availability of bicycle racks and 13 of Schedule 1 Part 1 of the Head Lease subject to compliance with all of the provisions set out therein including in relation to payment of any costs incurred by the Head Landlord

SCHEDULE 2: THE RIGHTS RESERVED

2-1	Passage and running through the Conduits

The right to the free and uninterrupted passage and running of all appropriate services and supplies from and to other parts of the Building or any other adjoining property of the Landlord through the appropriate Conduits and through any structures of a similar use and nature that may at any time be constructed in, on, over or under the Premises as permitted by paragraph 2-2.

2-2	Right to construct conduits

The right to maintain at any time during the Term any pipes, sewers, drains, mains, ducts, conduits, gutters, watercourses, wires, cables, laser optical fibres, data or impulse transmission, communication or reception systems, channels, flues and other necessary conducting media for the provision of services or supplies including any fixings, louvres, cowls and any other ancillary apparatus for the benefit of any part of the Building or any other adjoining property of the Landlords, making good any damage caused by the exercise of the right to the reasonable satisfaction of the Tenant.

2-3	Access

2-3.1	Access to inspect etc

The right at reasonable times and on 48 hours prior written notice except in emergency to enter, or in emergency to break into and enter, the Premises

2-3.1.1	to inspect the condition and the state of repair of the Premises,

2-3.1.2

to inspect, clean, connect to, repair, remove, replace with others, alter or execute any works whatever to or in connection with the conduits, easements, supplies or services referred to in paragraphs 2-1 PASSAGE AND RUNNING THROUGH THE CONDUITS and 2-2 RIGHT TO CONSTRUCT CONDUITS,

2-3.1.3

to view the state and condition of, and repair and maintain and carry out work of any other kind to, the Building and any other buildings where such viewing or work would not otherwise be reasonably practicable,

2-3.1.4

to carry out work, but only where the works cannot otherwise reasonably be carried out, or for any other reasonable purpose comprised within the Landlord's obligations in this Sublease or in the Headlease or within the Head Landlord's obligations in the Headlease whether or not the Tenant is liable to make a contribution,

2-3.1.5	to take schedules or inventories of fixtures and other items to be yielded up at the end of the Term, and

2-3.1.6	to exercise any of the rights granted to the Landlord or the Head Landlord in this Sublease or to the Head Landlord in the Headlease.

2-3.1.7	at any time after the Tenant has sewed a Tenant Break Notice for the purposes of marketing the Premises including showing over potential occupiers.

2-3.1.8	for the purposes of access to the Landlord's Communications room shown hatched blue on the Plan in order to deliver equipment.

Provided That the person entering causing as little damage and inconvenience as reasonably possible making good as soon as practicable at its expense any damage caused by such entry to the reasonable satisfaction of the Tenant and where practicable complying with the Tenant's or any relevant sub-tenants' reasonable security and confidentiality requirements which have been previously notified to the Landlord

2-3.2	Access on renewal or rent review

The right to enter the Premises with the Surveyor and the third party determining the Rent or the rent passing under the Headlease under any provisions for rent review contained in the Headlease at convenient hours during the business day and on reasonable prior notice written being not less than 72 hours to inspect and measure the Premises for all purposes. 2-3.3

2-3.3	Right to erect scaffolding

The right to erect scaffolding for the purpose of repairing or cleaning the Building or in connection with the exercise of any rights mentioned in this schedule or in the Headlease even though such scaffolding may temporarily restrict the access to or enjoyment of the Premises the person exercising such right taking all reasonable steps to minimise the extent of such restriction

2-5	Rights of support and shelter

The rights of light, air, support, shelter, protection and all other easements and rights at the date of this Sublease belonging to or enjoyed by other parts of the Building, any other buildings or any other adjoining property of the Landlord.

2-6	Right to erect new buildings

Full right and liberty at any time after the date of this Sublease

2-6.1	to alter, raise the height of, or rebuild the other parts of the Building or any other buildings, and

2-6.2

to erect any new buildings of any height on any adjoining property of the Landlord in any manner as the Landlord or the Head Landlord reasonably thinks fit even if doing so may temporarily obstruct, affect, or interfere with the amenity of or access to the Premises or the passage of light and air to the Premises.

SCHEDULE 3: THE OFFICE COVENANTS

3-1	Use

3-1.1	Use as offices

The Tenant must not use the Premises for any purpose other than as high class offices within paragraph(a) of Class B1 (Business) of The Town and Country Planning (Use Classes) Order 1987 nor as a betting office, travel agency, estate agency whose business involves direct access from members of the public or employment agency or government offices involving direct access from members of the public.

3-1.3	Cesser of business

The Tenant must not leave the Premises continuously unoccupied for more than 1 month without notifying the Landlord and the Head Landlord and providing such caretaking or security arrangements for the protection of the Premises as the Landlord and the Head Landlord reasonably require and the insurers or underwriters require.

3-1.4	Noxious discharges

The Tenant must not discharge into any of the Conduits or the Adjoining Conduits any noxious or deleterious matter or any other substance that might cause an obstruction in or danger or injury to the Conduits or the Adjoining Conduits or be or become a source of obstruction, danger or injury, and in the event of any such obstruction, danger or injury the Tenant must forthwith make good any physical damage to the reasonable satisfaction of the Surveyor.

3-1.5	Sound audible outside

The Tenant must not play or use in the Premises any musical instrument, audio or other equipment or apparatus that produces sound that may be heard outside the Premises.

3-2	Ceiling and floor loading

3-2.1	Heavy items

The Tenant must not bring onto or permit to remain on the Premises any safes, machinery, goods or other articles that will or may strain or damage the Premises or any part of them.

3-2.2	Protection of ceilings

The Tenant must not without the consent of the Landlord and the Head Landlord suspend anything from any ceiling on the Premises.

3-2.3	Expert advice

If the Tenant applies for the Landlord's consent under paragraph 3-2.2 PROTECTION OF CEILINGS the Landlord and the Head Landlord may consult any engineer or other person in relation to the ceiling loading proposed by the Tenant, and the Tenant must repay the reasonable and proper fees of the engineer or other person to the Landlord and the Head Landlord within 14 days of written demand.

3-3	Common Parts

3-3.1	Care of the Common Parts

The Tenant must not cause the Common Parts to become untidy or dirty.

3-3.2	Display of goods outside

The Tenant must not display or deposit anything whatsoever outside the Premises for display or sale or for any other purpose, or cause any obstruction of the Common Parts.

3-4	Machinery

3-4.1	Noisy machinery

The Tenant must not install or use in or upon the Premises any machinery or apparatus other than usual office machinery that will cause noise or vibration that can be heard or felt in nearby premises or outside the Premises or that may cause damage.

3-4.2	Operation

The Tenant must ensure by directions to his staff and otherwise that the Machinery is properly operated.

3-5	Heating, cooling and ventilation

3-5.1	Interference and additional loading

Subject to the provisions of clause 3.5.6 the Tenant must not do anything that interferes with the heating, cooling or ventilation or air conditioning of the Common Parts or that imposes an additional load on any heating, cooling or ventilation or air conditioning plant and equipment in the Building.

3-6	Regulations

The Tenant must comply with all reasonable regulations made by the Landlord and the Head Landlord from time to time for the management of the Building and notified to the Tenant in writing.

SCHEDULE 4: THE SUBJECTIONS

All covenants conditions and other matters contained or referred to in the property and charges registers for Title Numbers NGL904063, LN153076 and LN162010 as at the date hereof and that affect the Premises other than

(1)	any charges of a financial nature

(2)	an agreement dated 2 November 2004 made between Busyfit Limited (1), Marks and Spencer Plc (2) and The Lord Mayor and Citizens of Westminster (3)

(3)	an agreement dated 1 March 2006 made between London & Regional (Baker Street) Limited (1), Richard Neville Lay and others (2) and The Lord Mayor and Citizens of Westminster (3)

SCHEDULE 5: THE AUTHORISED GUARANTEE AGREEMENT

THIS GUARANTEE is made the . . . . . . . . .. day of . . . . . . . . . . . . . . . .  BETWEEN:

(1) (name of outgoing tenant)[of (address) (or as appropriate) the registered office of which is at (address)] [Company Registration no ...] ('the Guarantor') and

(2) (name of landlord)[of (address) (or as appropriate) the registered office of which is at (address)] [Company Registration no ...] ('the Landlord')

NOW THIS DEED WITNESSES as follows:

1	DEFINITIONS AND INTERPRETATION

For all purposes of this Guarantee the terms defined in this clause have the meanings specified.

1.1	'the Assignee'

'the Assignee' means (insert name of incoming tenant) [Company Registration no ...].

1.2	Gender and number

Words importing one gender include all other genders: words importing the singular include the plural and vice versa.

1.3	Headings

The clause headings do not form part of this document and are not to be taken into account in its construction or interpretation.

1.4	Interpretation of 'this Guarantee'

Unless expressly stated to the contrary, the expression 'this Guarantee' includes any document supplemental to or collateral with this document or entered into in accordance with this document.

1.5	Joint and several liability

If any party to this Guarantee at any time comprises two or more persons, obligations expressed or implied to be made by or with that party are deemed to be made by or with the persons comprising that party jointly and severally.

1.6	'the Lease'

1.6.1	Definition

'The Lease' means a sublease of the Premises dated (date of lease) and made between (1) [the Landlord (or as appropriate) (name of original landlord)] and (2) [the Guarantor (or as appropriate) (name of original tenant)] for the Term.

1.6.2	Interpretation

The term 'the Lease' includes all or any deeds and documents supplemental to the Lease whether or not expressed to be so.

1.7	'the Liability Period'

'the Liability Period' means the period during which the Assignee is bound by the tenant covenants of the Lease.

1.8	'the 1995 Act'

'the 1995 Act' means the Landlord and Tenant (Covenants) Act 1995 and all statutes, regulations and orders included by virtue of clause 1.11 REFERENCES TO STATUTES.

1.9	'the Premises'

'the Premises' means all that offices forming part of the Fourth Floor, 55 Baker Street London WIU 8AN.

1.10	References to clauses

Any reference in this Guarantee to a clause without further designation is to be construed as a reference to the clause of this document so numbered.

1.11	References to statutes

Unless expressly stated to the contrary, any reference to a specific statute includes any statutory extension or modification, amendment or re-enactment of that statute and any regulations or orders made under it, and any general reference to a statute includes any regulations or orders made under that statute.

1.12	'the Term'

'the Term' means 2 years commencing on and including the date of the Lease.

1.13	Terms from the 1995 Act

'tenant covenants' and 'authorised guarantee agreement' have the same meaning as is given by the 1995 Act Section 28(1).

2	RECITALS

2.1	The Lease

This Guarantee is supplemental to the Lease by which the Premises were let for the Term subject to the payment of the rents reserved by and the performance and observance of the covenants on the tenant's part and the conditions contained in the Lease.

2.2	Devolution of title

The immediate reversion to the Lease [remains (or as appropriate) is now] vested in the Landlord and the unexpired residue of the Term [remains (or as appropriate) is now] vested in the Tenant.

2.3	Consent required

By clause 3.9 of the Lease, the Landlord's consent to an assignment of the Lease is required.

2.4	Agreement to consent

The Landlord has agreed to give consent to the assignment of the Lease to the Assignee on condition that the Guarantor enters into this Guarantee.

2.5	Effective time

This Guarantee is intended to take effect only when the Lease is assigned to the Assignee.

2.6	Authorised guarantee agreement

This Guarantee is intended to be an authorised guarantee agreement within the meaning of the 1995 Act.

3	THE GUARANTOR'S COVENANTS

3.1	Nature and duration

The Guarantor's covenants with the Landlord are given as sole or principal debtor or covenantor with the landlord for the time being under the Lease and with all his successors in title without the need for any express assignment and the Guarantor's obligations to the Landlord will last throughout the Liability Period.

3.2	The covenants

The Guarantor covenants with the Landlord to observe and perform the requirements of this clause

3.2.1	Payment of rent and performance of the Lease

The Assignee must punctually pay the rents reserved by the Lease (including any VAT chargeable) and observe and perform the tenant covenants of the Lease throughout the Liability Period, and if the Assignee should fail to do so, the Guarantor must pay the rents and observe and perform the tenant covenants in respect of which the Assignee is in default.

3.2.2	Indemnity

The Guarantor must make good to the Landlord on demand, and indemnify the Landlord against, all liabilities, damages or losses, awards of damages or compensation, penalties, costs, disbursements and expenses properly arising from any claim, demand, action or proceedings resulting from any failure of the Assignee to pay the rents reserved by the Lease or observe and perform the tenant covenants of the Lease during the Liability Period.

3.2.3	New lease following disclaimer

If, at any time during the Liability Period, any trustee in bankruptcy or liquidator of the Assignee disclaims the Lease, the Guarantor must, if so required by notice served by the Landlord within 60 days of the Landlord being served with a notice, take from the Landlord forthwith a lease of the Premises for the residue of the Term as at the date of the disclaimer, at the rents then payable under the Lease and subject to the same covenants and terms as in the Lease the new lease to commence on the date of the disclaimer. The Guarantor must pay the reasonable and proper costs of the new lease and VAT charged thereon, except where such VAT is recoverable or available for set-off by the Landlord as input tax, and execute and deliver to the Landlord a counterpart of the new lease.

3.2.4	Payments following disclaimer

If the Lease is disclaimed and the Landlord does not require the Guarantor to accept a new lease of the Premises in accordance with clause 3.2.3 NEW LEASE FOLLOWING DISCLAIMER, the Guarantor must pay to the Landlord on demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises and the rents reserved by the Lease in both cases for the period commencing with the date of the disclaimer and ending on whichever is the earlier of the date 6 months after the disclaimer, the date, if any, upon which the Premises are relet, and the end of the Term.

3.2.5	Supplemental documents

As and when called upon to do so, the Guarantor must enter into any document supplemental to the Lease other than a licence to assign or assignment and which is not prejudicial to the Guarantor for the purposes of consenting to the Assignee entering into that supplemental document and of confirming that, subject only to the 1995 Act Section 18(3), all the obligations of the Guarantor will continue in full force and effect.

4	MISCELLANEOUS

4.1	Discharge

Without prejudice to the 1995 Act Section 18(3), the Guarantor will not be released from any liability under this Guarantee nor shall any such liability be affected or any way exonerated by any time or indulgence granted by the Landlord to the Assignee, any neglect or forbearance of the Landlord in enforcing the payment of the rents reserved by the Lease or the observance or performance of the covenants or other terms of the Lease, or any refusal by the Landlord to accept rent tendered by or on behalf of the Assignee at a time when the Landlord is entitled or will after the service of a notice under the Law of Property Act 1925 Section 146 be entitled to re-enter the Premises, the terms of the Lease having been varied by agreement between the parties, the Assignee surrendering part of the Premises in which event the liability of the Guarantor under the Lease is to continue in respect of the part of the Premises not surrendered after making any necessary apportionments under the Law of Property Act 1925 Section 140, and anything else (other than a release by deed) by which, but for this clause 4.1, the Guarantor would have been released.

4.2	Exclusion of third party rights

Nothing in this Guarantee is intended to confer any benefit on any person who is not a party to it.

Notices

4.3	Form and service of notices

A notice under this Guarantee must be in writing and, unless the receiving party or his authorised agent acknowledges receipt, is valid if, and only if

4.3.1

it is given by hand, sent by registered post or recorded delivery, or sent by fax provided that a confirmatory copy is given by hand or sent by registered post or recorded delivery on the same day, and

4.3.2	it is served

(a) where the receiving party is a company incorporated within Great Britain, at the registered office, and

(b) where the receiving party is not such a company, at that party's address shown in this Guarantee or at any address specified in a notice given by that party to the other party.

4.4	Deemed delivery

4.4.1	By registered post or recorded delivery

Unless it is returned through the Royal Mail undelivered, a notice sent by registered post or recorded delivery is to be treated as served on the third working day after posting whenever and whether or not it is received.

4.4.2	By fax

A notice sent by fax is to be treated as served on the day upon which it is sent, or the next working day where the fax is sent after 1600 hours or on a day that is not a working day, whenever and whether or not it or the confirmatory copy is received unless the confirmatory copy is returned through the Royal Mail undelivered.

4.4.3	'A working day'

References to 'a working day' are references to a day when the United Kingdom clearing banks are open for business in the City of London.

4.5	Joint recipients

If the receiving party consists of more than one person, a notice to one of them is notice to all.

4.6	Severance

4.6.1	Severance of void provisions

Any provision of this Guarantee rendered void by virtue of the 1995 Act Section 25 is to be severed from all remaining provisions, and the remaining provisions are to be preserved.

4.6.2	Limitation of provisions

If any provision in this Guarantee extends beyond the limits permitted by the 1995 Act Section 25, that provision is to be varied so as not to extend beyond those limits.

Exclusion of the 1954 Act Sections 24-28 in relation to lease to Guarantor

4.6.3	Notice and declaration

On (date) the Landlord served notice on the Guarantor pursuant to the provisions of the Landlord and Tenant Act 1954 Section 38A(3) as inserted by the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 relating to the tenancy to be entered into by the Guarantor pursuant to clause 3.2.3 NEW LEASE FOLLOWING DISCLAIMER and on (date) the Guarantor made a [simple (or as appropriate) statutory] declaration pursuant to schedule 2 of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003.

4.6.4	Agreement to exclude

Pursuant to the provisions of the Landlord and Tenant Act 1954 Section 38A(1) as inserted by the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003, the parties agree that the provisions of the Landlord and Tenant Act 1954 Sections 24-28 inclusive are to be excluded in relation to any tenancy entered into by the Guarantor pursuant to clause 3.2.3 NEW LEASE FOLLOWING DISCLAIMER.

IN WITNESS whereof the parties have executed this document as a deed the day and year first above written

EXECUTED as a DEED by the said	)
KNIGHT FRANK LLP acting by two	)
duly authorised Members	)

IN WITNESS whereof the parties have executed this document as a deed the day and year first above written

EXECUTED as a DEED by the said	)
KNIGHT FRANK LLP acting by two	)
duly authorised Members	)

EXECUTED as a DEED by the said	)
YELP UK LIMITED acting by a	)
Director in the presence of	)

Signature of witness

Name in BLOCK CAPITALS

Address

Schedule of Condition

Part 4th Floor, 55 Baker Street,
London W1U 8AN

Prepared on behalf of Knight Frank LLP

16 January 2012

Contact details

Knight Frank LLP, 55 Baker Street, London WIU 8AN
Kevin Bray, 020 7861 5111, kevin.bray@knightfrank.com
KF ref: 520/KB

Knight Frank LLP is a limited liability partnership registered in England with registered number OC305934.
Our registered office is 55 Baker Street, London, W1U 8AN where you may look at a list of members' names.

Contents

1	Introduction	3

2	Limitations	4

3	Publication	4

Appendices

Appendix A – Photographic Schedule

Appendix B – Indicative Reference Plan

Schedule of Condition | Part 4th Floor, 55 Baker Street, London W1U 8AN | KF Ref: 520/KB Prepared on behalf of Knight Frank LLP | 16 January 2012	Page 2

Property: Part 4th Floor, 55 Baker Street, London W1U 8AN

1	Introduction

	1.1	This Schedule of Condition report is intended to record the condition of Part 4th Floor, 55 Baker Street, London W1U 8AN.

	1.2	A site inspection was carried out on 13th January 2012. The weather conditions at the time of inspection were clear and dry.

	1.3	For the purposes of this schedule, the front elevation on Baker Street is deemed to face due east.

	1.4	No tests or specialist inspections of the services installations have been undertaken.

	1.5	The schedule is to be read in conjunction with the appended photographs at Appendix A and the indicative reference plan at Appendix B.

	1.6	The floor was unoccupied at the time of inspection.

	1.7	The descriptive and expressive terms used in the Schedule which describe the condition of the property are for the purpose of this report defined as follows:

Expression	Definition
Good	In new condition with no soiling/wear or other defects.
Satisfactory	Subject to general wear and tear with slight signs of soiling but still serviceable and functioning adequately.
Fair	Subjected to several years wear, still serviceable, with minor repair work necessary.
Poor	In a dilapidated condition, subjected to hard, long term wear with major repair and/or renovation necessary.

Schedule of Condition | Part 4th Floor, 55 Baker Street, London W1U 8AN | KF Ref: 520/KB Prepared on behalf of Knight Frank LLP | 16 January 2012	Page 3

2	Limitations

	2.1	This Schedule does not constitute a building survey, and is only intended to record the condition of Part 4th Floor, 55 Baker Street, London W1U 8AN.

	2.2	It was not possible to inspect certain parts of the structure which were covered, unexposed or inaccessible. It is not, therefore, possible to accept any liability in respect of any defects which may subsequently become apparent.

	2.3	This document is meant to reflect the condition of the premises at the time of the inspection, on an independent basis as a matter of fact.

3	Publication

	3.1	Neither the whole nor any part of this Schedule of Condition, nor any reference thereto, may be included in any document, circular or statement without prior written approval by Knight Frank LLP of the form and contents in which it will appear.

Knight Frank LLP
16th January 2012

Schedule of Condition | Part 4th Floor, 55 Baker Street, London W1U 8AN | KF Ref: 520/KB Prepared on behalf of Knight Frank LLP | 16 January 2012	Page 4

Part 4th Floor, 55 Baker Street, London W1U 8AN

Item	Location/Element	Description	Condition	Photograph No.
1.0	Reception
1.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling, integral lighting and plasterboard perimeter. 2no. speakers and 4no. smoke detectors. Lighting PIR controlled.	In satisfactory condition with some minor soiling.	1-4
1.2	Walls and Windows	Painted plaster walls and columns with timber skirting. Polished plaster to partition to Meeting Rooms 1 and 2. Glazed partition with fenestration to Meeting Room 1. Full height glazing to atrium in powder coated aluminium frames with roller blinds. Redundant TV recess on south partition. Glazed section to west of south partition. Floral pattern on south partition.	Glazing in good condition. Decorations in satisfactory condition although generally scuffed at low level. Minor chips to edges of polished plaster. 5no. fixing holes and 1no. access hole to TV recess.	1-4
1.3	Doors	Double timber flush entrance doors with brushed aluminium kick plates, pull handles, vision panels and closers. Door entry access button, break glass emergency release and fire alarm break glass adjacent to entrance doors. Flush timber door to cleaners cupboard with brushed aluminium kick plate and leaver handle. Frameless glass door to Meeting Room 1 with brushed steel handle. Timber lined door to Meeting Room 2 with brushed aluminium pull handle. Powder coated aluminium riser cupboard doors.	Doors in satisfactory condition.	1-4
1.4	Floor	4no. grommets	In satisfactory condition.	1-4

Schedule of Condition | Part 4th Floor, 55 Baker Street, London W1U 8AN | Prepared on behalf of Knight Frank LLP | 16th January 2012	Page 1

Part 4th Floor, 55 Baker Street, London W1U 8AN

Item	Location/Element	Description	Condition	Photograph No.
2.0	Meeting Room 1
2.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling and integral lighting. 1no. speaker and 1no. smoke detectors. Lighting PIR controlled.	In satisfactory condition with some minor soiling.	5-7
2.2	Walls	Painted plaster walls and columns with timber skirting. Polished plaster to column. Glazed partition with fenestration to Reception. Double power socket and data socket to north partition.	Glazing in good condition. Decorations in satisfactory condition although generally scuffed at low level. Minor chips to edges of polished plaster.	5-7
2.3	Doors	Frameless glass door to Meeting Room 1 with brushed steel handle.	Door in satisfactory condition.	5-7
2.4	Floor	Raised access floor with 1no. grommet and 1no. floor box.	In satisfactory condition.	5-7
3.0	Meeting Room 2
3.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling, integral lighting and plasterboard perimeter. 1no. smoke detector. Lighting PIR controlled.	In satisfactory condition with some minor soiling.	8-10
3.2	Walls and Windows	Painted plaster walls and columns with timber skirting. Full height glazing to atrium in powder coated aluminium frames with roller blinds. Double power socket and data socket to north partition.	Glazing in good condition. Decorations in satisfactory condition although generally scuffed at low level.	8-10
3.3	Doors	Timber door to Reception with brushed aluminium pull handle.	Doors in satisfactory condition although lightly scuffed at the edge and with a loose pull handle.	8-10

Schedule of Condition | Part 4th Floor, 55 Baker Street, London W1U 8AN | Prepared on behalf of Knight Frank LLP | 16th January 2012	Page 2

Part 4th Floor, 55 Baker Street, London W1U 8AN

Item	Location/Element	Description	Condition	Photograph No.
3.4	Floor	Raised access floor with 2no. grommets and 1no. floor box.	In satisfactory condition.	8-10
4.0	Cleaner's Cupboard
4.1	Ceiling	Decorated plaster ceiling. 1no. speaker and 1no. smoke detector.	In satisfactory condition.	11-12
4.2	Walls	Painted plaster walls with timber skirting. Fluorescent light to south wall. 1no. air supply vent with egg crate grill.	Decorations in satisfactory condition although generally scuffed at low level. Light not working. Air supply grid soiled.	11-12
4.3	Doors	2no. powder coated aluminium riser doors. Flush timber door to Reception with lever handle and thumb turn lock.	Doors in satisfactory condition.	11-12
4.4	Floor	Raised floor with sheet vinyl	Vinyl generally stained	11-12
4.5	Fixtures	Butlers sink with ceramic tile splash back, hot and cold water taps. 2no. timber shelves on west wall.	Sink lightly stained but in satisfactory condition.	11-12
5.0	Store 1 (to rear of Reception)
5.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling, integral lighting and plasterboard perimeter. 1no. smoke detector. Lighting PIR controlled.	In satisfactory condition with some minor soiling.	13-14
5.2	Walls and Windows	Painted plaster walls and columns with timber skirting. 3no. double power sockets, 3no. data sockets and 2no. blank data points.	Decorations in satisfactory condition although generally scuffed at low level. Fixing adhesive on south wall.	13-14
5.3	Floor	Raised access floor.	In satisfactory condition.	13-14

Schedule of Condition | Part 4th Floor, 55 Baker Street, London W1U 8AN | Prepared on behalf of Knight Frank LLP | 16th January 2012	Page 3

Part 4th Floor, 55 Baker Street, London W1U 8AN

Item	Location/Element	Description	Condition	Photograph No.
6.0	South Open Plan Office
6.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling, integral lighting and plasterboard perimeter. 1no. speaker, 8no. smoke detectors and 1no. sensor. Lighting PIR controlled.	In satisfactory condition with some minor soiling. Fixing holes in 4no. ceiling panels adjacent to south west corner of the light well. Impact damage to the nose cone of the 8th chilled beam from the east elevation adjacent to a column.	15-25
6.2	Walls and Windows	Painted plaster walls and columns with timber skirting. Full height glazing to atrium in powder coated aluminium frames with roller blinds. Panel radiators to south flank with double glazed windows above. Partition to Store 2 decorated with black paint. 2no. double power sockets and a data socket to west partition of tea point.	Glazing in good condition with the exception of 4th pane from the west to the atrium which has cracked. Decorations in satisfactory condition although generally scuffed at low level. Partition to Meeting Room 3 covered in adhesive fixings. 10no. fixing holes at high level on the central rows of columns. Radiators generally marked.	15-25
6.3	Doors	Double timber flush doors with brushed aluminium kick plate, push plate, vision panel. Door entry access system.	Doors in satisfactory condition.	15-25
6.4	Floor	Raised access floor with 24no. grommets and 3no. floor boxes.	In satisfactory condition.	15-25
7.0	Store 2 (to north of
the Tea Point)
7.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling and integral lighting. 1no. smoke detector. Lighting PIR controlled.	In satisfactory condition with some minor soiling.	26-27

Schedule of Condition | Part 4th Floor, 55 Baker Street, London W1U 8AN | Prepared on behalf of Knight Frank LLP | 16th January 2012	Page 4

Part 4th Floor, 55 Baker Street, London W1U 8AN

Item	Location/Element	Description	Condition	Photograph No.
7.2	Walls and Windows	Painted plaster walls and columns with timber skirting. 1no. single power socket.	Decorations in satisfactory condition although generally scuffed at low level.	26-27
7.3	Floor	Raised access floor.	In satisfactory condition.	26-27
8.0	Tea Point
8.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling, integral lighting and plasterboard perimeter. 1no. smoke detector. Lighting PIR controlled. 2no. blank disks to ceiling tiles.	In satisfactory condition with some minor soiling.	28-31
8.2	Walls and Windows	Painted plaster walls and columns with timber skirting. 1no. air supply vent with egg crate grill. Glass covered sign board on west elevation.	Decorations in satisfactory condition although generally scuffed at low level. Air supply grid soiled. 1no. redundant fixing screw on west elevation with damaged plaster around.	28-31
8.3	Doors	5no. powder coated aluminium riser doors.	Doors marked but in satisfactory condition.	28-31
8.4	Floor	Raised access floor.	In satisfactory condition.	28-31
8.5	Fixtures	Gloss white wall and base units. Laminated worktop with stainless steel sink, hot/cold water mixer tap and Zip tap. Stainless steel microwave surround (microwave removed). 2no. integral fridges. 1no. dish washer.	Door beneath sink has dropped.	28-31

Schedule of Condition | Part 4th Floor, 55 Baker Street, London W1U 8AN | Prepared on behalf of Knight Frank LLP | 16th January 2012	Page 5

Part 4th Floor, 55 Baker Street, London W1U 8AN

Item	Location/Element	Description	Condition	Photograph No.
9.0	Breakout Area
9.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling, integral lighting and plasterboard perimeter. 2no. pendant feature lights, 1no. smoke detector and 2no. blank disks to ceiling tiles. Lighting PIR controlled.	In satisfactory condition with some minor soiling. 1no. ceiling tile holed adjacent to east elevation.	32-37
9.2	Walls and Windows	Painted plaster walls and columns with timber skirting. Full height glazing to south flank in powder coated aluminium frames with roller blinds. Panel radiators to east flank with double glazed windows above.	Glazing in good condition. Decorations in satisfactory condition although generally scuffed at low level. Radiators generally marked. Numerous fixing pins to Meeting Room 3 south partition.	32-37
9.3	Doors	Timber flush fire exit door with brushed aluminium kick plate and push plate/handle. Door entry access button, break glass emergency release and fire alarm break glass adjacent to entrance doors. Timber clad double doors to Meeting Room 3 with brushed aluminium pull handles.	Doors in satisfactory condition.	32-37
9.4	Floor	Raised access floor with 2no. grommets, 2no. floor boxes and 1no. circular hole in a raised floor tile.	In satisfactory condition.	32-37
10.0	Meeting Room 3
10.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling, integral lighting and plasterboard perimeter. 2no. smoke heads and 1no. sensor. Lighting PIR controlled.	In satisfactory condition with some minor soiling. 1no. ceiling tile holed to centre of the room.	38-41

Schedule of Condition | Part 4th Floor, 55 Baker Street, London W1U 8AN | Prepared on behalf of Knight Frank LLP | 16th January 2012	Page 6

Part 4th Floor, 55 Baker Street, London W1U 8AN

Item	Location/Element	Description	Condition	Photograph No.
10.2	Walls and Windows	Painted plaster walls and columns with timber skirting. Panel radiators to east flank with double glazed windows above. 1no. double power socket and 1no. data point to north partition.	Glazing in good condition. Decorations in satisfactory condition although generally scuffed at low level. Radiators generally marked. 2no. fixing holes and 2no. redundant screws at high level on west flank partition. Water staining to 1no. radiator pipe.	38-41
10.3	Doors	Timber clad double doors to Breakout Area with brushed aluminium pull handles.	Doors in satisfactory condition.	38-41
10.4	Floor	Raised access floor with 3no. grommets and 1no. floor box.	In satisfactory condition.	38-41
11.0	Store 3 (to north of Meeting Room 3)
11.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling and integral lighting. 1no. smoke head. Lighting PIR controlled.	In satisfactory condition with some minor soiling.	42-44
11.2	Walls and Windows	Painted plaster walls and columns with timber skirting. 2no. double power sockets and 2no. data points.	Glazing in good condition. Decorations in satisfactory condition although heavily scuffed.	42-44
11.3	Doors	1no. powder coated aluminium riser door.	Door heavily soiled but in satisfactory condition.	42-44
11.4	Floor	Raised access floor.	In satisfactory condition.	42-44
12.0	East Open Plan Office
12.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling, integral lighting and plasterboard perimeter. 7no. smoke heads. Lighting PIR controlled.	In satisfactory condition with some minor soiling. Tiles do not meet partition to the north east office leaving the ceiling void exposed.	45-53

Schedule of Condition | Part 4th Floor, 55 Baker Street, London W1U 8AN | Prepared on behalf of Knight Frank LLP | 16th January 2012	Page 7

Part 4th Floor, 55 Baker Street, London W1U 8AN

Item	Location/Element	Description	Condition	Photograph No.
12.2	Walls and Windows	Painted plaster walls and columns with timber skirting. Full height glazing in powder coated aluminium frames with roller blinds to east and west flanks.	Glazing in good condition. Decorations in satisfactory condition although generally scuffed at low level.	45-53
12.3	Doors	3no. powder coated aluminium riser doors. Timber flush door to North East Office with brushed aluminium kick plate, push plate and vision panel. Fire alarm break glass and 2no. redundant wires adjacent to the door.	Doors in satisfactory condition.	45-53
12.4	Floor	Raised access floor with 27no. grommets.	In satisfactory condition.	45-53
13.0	North East Office
13.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling, integral lighting and plasterboard perimeter. 1no. speaker, 2no. smoke heads and 1no. sensor. Lighting PIR controlled.	In satisfactory condition with some minor soiling. 1no. ceiling panel displaced. Ceiling does not meet south partition above entrance door.	54-59
13.2	Walls and Windows	Painted plaster walls and columns with timber skirting. Full height glazing to north elevation in powder coated aluminium frame with roller blinds. Part glazed and part decorated plaster partitions to meeting rooms.	Glazing in good condition. Decorations in satisfactory condition although generally scuffed at low level. 2no. redundant fixing brackets to west partition.	54-59
13.3	Doors	Timber flush door to East Open Plan Office with brushed aluminium kick plate, push plate and vision panel. Fire alarm break glass and 2no. redundant wires adjacent to the door.	Doors in satisfactory condition.	54-59
13.4	Floor	Raised access floor with 5no. grommets and 1no. floor box.	In satisfactory condition.	54-59

Schedule of Condition | Part 4th Floor, 55 Baker Street, London W1U 8AN | Prepared on behalf of Knight Frank LLP | 16th January 2012	Page 8

Part 4th Floor, 55 Baker Street, London W1U 8AN

Item	Location/Element	Description	Condition	Photograph No.
14.0	Meeting Room 4
14.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling, integral lighting and plasterboard perimeter. 1no. smoke heads. Lighting PIR controlled.	In satisfactory condition with some minor soiling.	60-61
14.2	Walls and Windows	Painted plaster walls and columns with timber skirting. Glass partition to west flank. Panel radiators to east flank with double glazed windows above.	Glazing in good condition. Decorations in satisfactory condition although generally scuffed at low level. Radiators generally marked.	60-61
14.3	Doors	Frameless glass door with brushed aluminium pull handles to the North East Office area.	Door in satisfactory condition.	60-61
14.4	Floor	Raised access floor with 2no. grommets and 1no. floor box.	In satisfactory condition.	60-61
15.0	Meeting Room 5
15.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling, integral lighting and plasterboard perimeter. 1no. smoke head and 1no. speaker. Lighting PIR controlled.	In satisfactory condition with some minor soiling.	62-65
15.2	Walls and Windows	Painted plaster walls and columns with timber skirting. Glass partition to west flank. Panel radiators to east flank with double glazed windows above.	Glazing in good condition. Decorations in satisfactory condition although generally scuffed at low level. Radiators generally marked. 4no. redundant fixing brackets to the north partition. 6no. redundant fixing screws and 2no. redundant fixing holes to the west partition.	62-65
15.3	Doors	Frameless glass door with brushed aluminium pull handles to the North East Office area.	Door in satisfactory condition.	62-65

Schedule of Condition | Part 4th Floor, 55 Baker Street, London W1U 8AN | Prepared on behalf of Knight Frank LLP | 16th January 2012	Page 9

Part 4th Floor, 55 Baker Street, London W1U 8AN

Item	Location/Element	Description	Condition	Photograph No.
15.4	Floor	Raised access floor with 1no. grommet and 1no. floor box.	In satisfactory condition.	62-65
16.0	Meeting Room 6
16.1	Ceiling	Metal tile suspended ceiling with exposed chilled beam cooling, integral lighting and plasterboard perimeter. 1no. smoke head. Lighting PIR controlled.	In satisfactory condition with some minor soiling.	66-68
16.2	Walls and Windows	Painted plaster walls and columns with timber skirting. Glass partition to west flank. Panel radiators to east flank with double glazed windows above.	Glazing in good condition. Decorations in satisfactory condition although generally scuffed at low level. Radiators generally marked.	66-68
16.3	Doors	Frameless glass door with brushed aluminium pull handles to the North East Office area.	Door in satisfactory condition.	66-68
16.4	Floor	Raised access floor with 1no. grommet and 2no. floor boxes.	In satisfactory condition.	66-68

Schedule of Condition | Part 4th Floor, 55 Baker Street, London W1U 8AN | Prepared on behalf of Knight Frank LLP | 16th January 2012	Page 10

Signed ....................................................................................................................................................	(Landlord)

For and on behalf of .............................................................................................................................

Date ........................................................................................................................................................

Signed ....................................................................................................................................................	(Tenant)

For and on behalf of .............................................................................................................................

Date ........................................................................................................................................................

Schedule of Condition	Part 4th Floor, 55 Baker Street, London W1U 8AN	KF Ref: 520/KB	Page 5
Prepared on behalf of Knight Frank LLP	16 January 2012

Appendix A - Photographic Schedule

Schedule of Condition	Part 4th Floor, 55 Baker Street, London W1U 8AN	KF Ref: 520/KB
Prepared on behalf of Knight Frank LLP	16 January 2012

Photograph 1.

Photograph 2.

Photograph 3.

Photograph 4.

Photograph 5.

Photograph 6.

Photograph 7.

Photograph 8.

Photograph 9.

Photograph 10.

Photograph 11.

Photograph 12.

Photograph 13.

Photograph 14.

Photograph 15.

Photograph 16.

Photograph 17.

Photograph 18.

Photograph 19.

Photograph 20.

Photograph 21.

Photograph 22.

Photograph 23.

Photograph 24.

Photograph 25.

Photograph 26.

Photograph 27.

Photograph 28.

Photograph 29.

Photograph 30.

Photograph 31.

Photograph 32.

Photograph 33.

Photograph 34.

Photograph 35.

Photograph 36.

Photograph 37.

Photograph 38.

Photograph 39.

Photograph 40.

Photograph 41.

Photograph 42.

Photograph 43.

Photograph 44.

Photograph 45.

Photograph 46.

Photograph 47.

Photograph 48.

Photograph 49.

Photograph 50.

Photograph 51.

Photograph 52.

Photograph 53.

Photograph 54.

Photograph 55.

Photograph 56.

Photograph 57.

Photograph 58.

Photograph 59.

Photograph 60.

Photograph 61.

Photograph 62.

Photograph 63.

Photograph 64.

Photograph 65.

Photograph 66.

Photograph 67.

Photograph 68.

Appendix B - Indicative Reference Plan

Schedule of Condition	Part 4th Floor, 55 Baker Street, London W1U 8AN	KF Ref: 520/KB
Prepared on behalf of Knight Frank LLP	16 January 2012

N

Hatching indicates common parts areas

0 5m 10m 20m

Meeting Room 6
Meeting Room 5
Meeting Room 4
Meeting Room 1
North East Office
Meeting Room 2
East Open Plan Office
Reception
Store 1
Store 3
Meeting Room 3
South Open Plan Office
Store 2
Tea Point
Breakout Area

NOTES

This drawing is for incorporation within the lease and registering with the HM Land Registry only. This plan should not be used for construction purposes.

Knight Frank

CLIENT Knight Frank
PROJECT 55 Baker Street

DRAWING **4th Floor Legal Demise Plan**
VARIATION

SCALE 1:250 @A3
DATE 23 April 2008
DRAWN GB
CHECKED RS

DO NOT SCALE FROM THIS DRAWING
PROPERTY No. 271823
CAD REF 271823/04
STATUS **For Info**

Retained Furniture Inventory

Item	Description	Quantity	Picture	Condition
Haworth Zody System 89 Task Chair	Task Chair, polished aluminium frame and five star base, armrest upstands and wish bone, all other framework in black, coat hanger in powder coated black, black mesh back, seat upholstered in black crepe from the Haworth 82 range colour 009 (black) 4d armrests and sliding seat.	110		Minor dust marks to chairs. General scratching to pedestal legs.
Ahred A500 Open Plan Desk	Single desk dimensions 1600w x 800d mm, top finish white ciranol top, metalwork finish silver paint finish to frame.	108		Good condition, minor marks commensurate with use. Minor scratching to legs.
DPG / Formfittings Desktop Power Modules	DPG/formfitting desktop power, 2 power individually switched, in black with 3 pin plug connection, 1 metre of mains lead.	108	No Image
Ahrend Pedestals	Stainless steel pedestal. 3 drawers including pen drawer.	110	No Image	20 No. Keys missing, 2 No. drawers broken, 1 No. key broken in lock

Retained Furniture Inventory

Item	Description	Quantity	Picture	Condition
Bisley Bespoke AV Credenza	Silver Grey carcass included specified filing internals 720mm (2 high).	1		Minor dust marks.
Spacestore Storage Wall	2040mm wide modules. All modules capped at 2390mm high floor to top of door height, 2358mm (2233mm doors). Various internal fittings of shelves / file carcuses.	1		Minor scratches.
Spacestore Storage Wall	1020mm wide modules. All modules capped at 2390mm high floor to top of door height, 2358mm (2233 doors). Various internal fittings of shelves / file carcuses.	1		Minor scratches. 1 No loose handles.

Retained Furniture Inventory

Item	Description	Quantity	Picture	Condition
Bisley Steel Storage	Silver grey carcass included specified filing internals both 1133mm (3 high).	8		General dust/dirt accumulation. Keys not present.
Vitra Eames DSR Chair	Café chair, chrome 4 leg wire base seat shell in blue ‘11’	16 turquoise 12 white		Minor isolated marks commensurate with use.
Arper Catifa 46 stool	Barstool, chrome sled base, single colour white, polypropylene shell, 575w x 510d x 720h mm.	7		Good condition.

Retained Furniture Inventory

Item	Description	Quantity	Picture	Condition
Aper Duna Chair	Lounge chair, chrome 4 leg frame. Upholstered in Kvadrat Topaz 2 ‘966’.	8		Good condition.
Allermiur Lola A821 chair	Armchair range, chrome frame, upholstered in blue pentland ‘1515’ 770w x 670d x 745h mm.	2 dark grey 2 light grey		Light soiling to arms and seat fabric loose over cushion.
Allermiur Lola A822 Sofa	Sofa range, chrome frame, upholstered in blue pentland ‘1515’ 1525w x 670d x 745h mm.	1		Good condition. Fabric loose to cushion.

Retained Furniture Inventory

Item	Description	Quantity	Picture	Condition
Hitch Mylius HM26e Coffee Table	Coffee table, brushed stainless steel frame, etched glass top, 1500w x 550d x 360h mm.	1		Good condition.
Ryan Comma Table	Café table, satin stainless steel frame, top in white ‘blanc chamonix’, chamfered under edge, 900w x 900d x 720d mm.	7		Good condition. Minor warping to 1Nr table top.
Arper Duna Table	Coffee table, polished chrome pedestal based, white lacquered stem and top, 800mm diameter x 500h mm.	4		Good general condition. Dirty

Retained Furniture Inventory

Item	Description	Quantity	Picture	Condition
B&B Italia Otto Chair	Meeting chair, bright aluminium spider base of glides, no arms, upholstered in Torre 25132150 Dark Charcoal Grey.	5 Light Grey, 6 Dark Grey, 14 Black, 4 Blue.		Good condition, minor staining to fabric.
Kusch Ona 8400 Table	Meeting table, bright chrome column, pedestal bright chrome with plastic glides, plate thickness 25mm, T-legs, Top finished in DBS-0105-60 pearl white, ABS lipping white, lipping PVC 2mm. 1800wx 800dx 735h mm.	8		Good condition
Under work top fridge	Integrated worktop height fridge	2	No Image	good condition

Retained Furniture Inventory

Item	Description	Quantity	Picture	Condition
Recycling Bins	Nexus 100 Recycling Bins - One each for bottles, cans, plastic cups, general waste and confidential waste.	5		Good condition